AGREEMENT OF SALE AND PURCHASE
THE STATE OF TEXAS        §
§
COUNTY OF TRAVIS    §
THIS AGREEMENT OF SALE AND PURCHASE (“Agreement”) is made by and between LANTANA PLACE, L.L.C., a Texas limited liability company (“Seller”), and SCRIPPS CMH LLC, a Delaware limited liability company, as to an undivided 75.412% interest (“Scripps”) and LANTANA SRB LLC, a Wyoming limited liability company, as to an undivided 24.588% interest (“Lantana SRB”), as tenants-in-common, and/or assigns as permitted herein (“collectively, the Purchaser”). Seller and Purchaser are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties”.
W I T N E S S E T H:
I.
Sale and Purchase
1.01The Property. Seller hereby agrees to sell and convey unto Purchaser, and Purchaser hereby agrees to purchase from Seller, for the price and subject to the terms, covenants, conditions and provisions herein set forth: (a) the condominium units, located in Travis County, Texas, described on Exhibit “A” attached to this Agreement and incorporated herein by reference (the “Units”), together with all improvements thereon (the “Improvements”) and all of Seller's right, title and interest in and to all appurtenances thereto and easements benefiting the Units (the “Appurtenances”) (the Units, the Improvements and the Appurtenances are referred to in this Agreement collectively as the “Real Property”); (b) all of Seller’s right, title and interest in and to all leases for the occupancy of space within the Real Property as identified on the Rent Roll attached hereto as Exhibit “B-1” (as amended or modified, the “Tenant Leases”), and (c) all of Seller’s right, title, and interest in and to all of the items described and defined on Exhibit “B” attached hereto and incorporated herein by reference, being the Deposits, Plans and Reports, Warranties, Governmental Approvals and Permits, Utility Service Permits, Utility Service Rights, Street and Drainage Rights, Tangible Personal Property and Intangible Property described and defined therein (all of the foregoing being referred to herein individually by the names set out above, and collectively as the “Personal Property”). The Real Property and the Personal Property are referred to in this Agreement collectively as the “Property”.
1.02Condominium Regime. The Units will be conveyed with an undivided interest in the Common Elements, as identified and allocated to each of the Units in the Condominium Declaration (defined below). The Units are within that certain Declaration of Condominium Regime For Lantana Place (referred to as the “Regime”) recorded under Document No. 2017067525 of the Official Public Records of Travis, Texas, as amended by First Amendment to Declaration of Condominium Regime For Lantana Place recorded under Document No. 20190588762 (as further amended and supplemented from time to time, the “Condominium Declaration”). The Parties agree that Seller is the declarant under the Condominium Declaration and a resale certificate is not required under Chapter 82 of the Texas Property Code.
1.03Condominium Information Statement Waiver. PURCHASER ACKNOWLEDGES THAT SELLER HAS PROVIDED TO PURCHASER, PRIOR TO OR CONCURRENT WITH PURCHASER’S EXECUTION OF THIS AGREEMENT, A COPY OF THE FOLLOWING: (I) THE CONDOMINIUM DECLARATION; (II) THE CERTIFICATE OF FORMATION OF

LANTANA PLACE COMMERCIAL ASSOCIATION, INC., A TEXAS NON-PROFIT CORPORATION (THE “CONDOMINIUM ASSOCIATION”); (III) THE BYLAWS FOR THE ASSOCIATION, AND (IV) THE CURRENT BUDGET OF THE ASSOCIATION (THE ITEMS LISTED IN (I) THROUGH (IV) ABOVE ARE REFERRED TO HEREIN AS THE “CONDOMINIUM DOCUMENTS”). PURCHASER HEREBY WAIVES ALL REQUIREMENTS UNDER SUBCHAPTER D OF CHAPTER 82 OF THE TEXAS PROPERTY CODE AND ALSO REFERRED TO AS THE TEXAS UNIFORM CONDOMINIUM ACT. THIS WAIVER INCLUDES A WAIVER OF ANY REQUIREMENT OF SELLER TO PROVIDE A CONDOMINIUM INFORMATION STATEMENT OR RESALE CERTIFICATE. PURCHASER ALSO ACKNOWLEDGES SELLER'S RECOMMENDATION THAT PURCHASER READ THE CONDOMINIUM DOCUMENTS BEFORE SIGNING THIS AGREEMENT.
1.04Unified Site Development Permit. The Parties acknowledge and agree that (i) the Property does not include the “Office Unit,” as described and defined in the Condominium Declaration, which is currently owned by Seller, (ii) all of the property under the Condominium Declaration is subject to a unified site development permit issued by the City of Austin under permit no. SP-2014-0262C for the development of property within the Regime (as previously amended from time to time, the “Unified SDP”), (iii) Seller, or Seller’s successor or assign, intends to develop the Office Unit for multi-family use, office use and/or any other use permitted under the Master Declaration, (iv) the Unified SDP may not be amended to include any additional impervious cover on the Property in excess of the impervious cover reflected on the Unified SDP as of the Effective Date hereof and no additional impervious cover may be developed on the Property without the prior written consent of the owner of the Office Unit, (v) all remaining available impervious cover under the Unified SDP will be developed on the Office Unit unless otherwise agreed to by the owner of the Office Unit, in its discretion, and (vi) the owner of the Property will reasonably cooperate with the owner of the Office Unit, at no out of pocket cost to the owner of the Property, in connection with the development of the Office Unit and including any required amendment to the Unified SDP and/or the Condominium Declaration. In connection with the development of the Office Unit, the owner of the Office Unit will, at its cost and expense, (i) relocate an existing monument sign currently located on the Office Unit to a common element area under the Condominium Regime for the benefit of the Property (the “Monument Sign Relocation”), and (ii) will construct, at its cost and expense, a drive in common element area under the Condominium Regime for the benefit of the Office Unit (the “Drive Extension”). Purchaser acknowledges and agrees that the Property and the Office Unit will be subject to a development agreement reflecting the terms and provisions of this Section 1.04 including an amendment to the Condominium Declaration to establish the new monument sign location as a limited common element attributable to the Property and such agreement will be recorded, on or before Closing, in the Official Public Records of Travis County, Texas (the “Development Agreement”).
Within fifteen (15) days after the Effective Date, Seller will provide Purchaser with a draft of the Development Agreement via email for Purchaser’s review and approval. Purchaser will either give Seller written notice of any comments it has to the Development Agreement or written notice of Purchaser’s approval of the Development Agreement within fifteen (15) days after the date the draft Development Agreement is provided by Seller to Purchaser. If Purchaser fails to either approve the Development Agreement or provide Seller comments to the Development Agreement, in writing, within such fifteen (15) day period, then Purchaser will be deemed to have approved the Development Agreement. If Purchaser timely provides Seller comments to the Development Agreement, then the Parties will use commercially reasonable efforts to reach mutual agreement to the Development Agreement prior to the expiration of the Inspection Period. If the Development Agreement has not been approved in writing (or deemed approved as contemplated above) by the Parties prior to the expiration of the Inspection Period, then this Agreement will automatically terminate on the expiration of the Inspection Period, and the

Parties will have no further rights or obligations hereunder other than those that expressly survive the termination of this Agreement.
Notwithstanding anything to the contrary contained herein, the Development Agreement will be a Permitted Exception (defined below) hereunder and in the Deed (defined below).
II.
Consideration
2.01Purchase Price. The purchase price (“Purchase Price”) to be paid by Purchaser to Seller for the sale and conveyance of the Property is Fifty-Seven Million Five Hundred Thousand and No/100 U.S. Dollars ($57,500,000.00).
2.02Payment of the Purchase Price. The Purchase Price will be payable in full in immediately available funds at Closing.
2.03Earnest Money. In order to secure Purchaser’s performance of this Agreement, Purchaser shall, within three (3) business days after the Effective Date of this Agreement, deposit Two Hundred Fifty Thousand and 00/100 U.S. Dollars ($250,000.00) (the “Earnest Money”) in cash or other readily available funds with Heritage Title Company of Austin, Inc. (the “Title Company”) at its offices at 200 W. 6th Street, Suite 1600, Austin, Texas 78701, Attn: Amy Fisher / Gregg Krumme as fee closer. All cash deposited with Title Company pursuant to the terms of this Section 2.03 shall be placed in an interest bearing account approved by the Parties, and all interest earned thereon is included in the Earnest Money. Purchaser’s delivery of the Earnest Money is a condition precedent to Seller’s obligations under this Agreement and Purchaser’s rights under this Agreement. The Earnest Money will be held and disbursed in accordance with the terms and provisions of Section 9.05 of this Agreement.
2.04    Independent Contract Consideration. ONE HUNDRED AND NO/100 DOLLARS ($100.00) out of the Initial Deposit shall be paid by Title Company to Seller as “Independent Contract Consideration” (herein so called) for Seller’s execution of this Agreement. The Independent Contract Consideration: (a) is delivered by Purchaser to Seller as consideration for Purchaser’s exclusive right and option to purchase the Property pursuant to this Agreement; (b) is in addition to and independent of any other consideration or payment provided in this Agreement; (c) is nonrefundable to Purchaser and shall be retained by Seller notwithstanding any other provision of this Agreement to the contrary; and (d) shall be credited against and applied in reduction of the Purchase Price at the Closing (hereinafter defined).
III.
Purchaser's Inspection Rights
3.01Inspection Period. The period of time following the Effective Date of this Agreement until 5:00 p.m. Austin, Texas time on the date which is forty-five (45) days after the Effective Date of this Agreement is referred to in this Agreement as the “Inspection Period”. During the Inspection Period, Purchaser may, in accordance with the terms and provisions of this Agreement, perform tests, study, investigate, and inspect the Property, including, without limitation, (a) the water, soil, geology, flora, and fauna, and the suitability thereof, and the land, including the existence of any environmental hazards or toxic substances or conditions; (b) the suitability of the Property for any and all activities and uses which Purchaser may or wish to conduct thereon; (c) the manner of construction and condition and state of repair or lack of repair of Improvements, if any, located thereon; (d) the compliance of or by the Property or its operation with any laws, orders, statutes, rules, ordinances, or regulations of any applicable governmental authority or body; and (e) the presence of any endangered or threatened species on the

Property, as well as the suitability of the Property as a habitat for any of those species. Notwithstanding any provision hereof to the contrary, should Purchaser determine, in Purchaser’s sole and absolute discretion, that the Property is not satisfactory to Purchaser for any reason or no reason, Purchaser may terminate this Agreement by delivering written notice of such termination to Seller prior to the expiration of the Inspection Period. If Purchaser fails to deliver a written notice of termination of this Agreement to Seller prior to the expiration of the Inspection Period, then Purchaser’s right of termination under this Section 3.01 will be deemed waived.
3.02Property Information.
(a)Within two (2) business days after the Effective Date (except as set forth below), Seller will furnish to Purchaser copies of the items in Seller’s possession as generally described on Exhibit “C” attached hereto and incorporated herein by reference which may be provided to Purchaser electronically including, but not limited to, by access to an electronic data room. The foregoing notwithstanding, within fifteen (15) days following the Effective Date, Seller shall furnish to Purchaser, a copy of the proposed 2026 operating budget for the Property and lease abstracts for the Leases.
(b)During the Inspection Period, Purchaser may review and copy any third party reports and other information which are in Seller’s files and which relate to the physical condition of the Real Property or the status of the governmental approvals or utility commitments for the Real Property (collectively, the "Property Condition"). In no event, however, is Seller required to furnish to Purchaser any internal reports, memoranda or other items prepared by Seller’s own employees, any proprietary information of Seller, any communications from Seller’s attorneys, or any third party reports dealing with matters other than the Property Condition (including without limitation any property appraisals, financial analyses, market analyses and other similar items).
(c)The items referenced in Sections 3.02(a) and 3.02(b) above, together with all other information provided by Seller to Purchaser are referred to in this Agreement collectively as the “Property Information”. Notwithstanding any provision in this Agreement to the contrary, Purchaser agrees and acknowledges that: (i) Purchaser will not disclose the Property Information or any of the provisions, terms or conditions thereof, or any information disclosed therein or thereby, to any party outside of Purchaser’s organization, other than Purchaser’s lenders, proposed lenders, investors, proposed investors, consultants, attorneys, engineers and agents involved with Purchaser in the acquisition of the Property; (ii) the Property Information is delivered to Purchaser solely as an accommodation to Purchaser; (iii) Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of any matters set out in or disclosed by the Property Information, except as otherwise specifically provided in this Agreement or the closing documents executed by Seller pursuant to this Agreement; (iv) the Property Information was delivered to Purchaser in its “AS IS” and “WITH ALL FAULTS” condition and Seller has not made and does not make any warranties or representations of any kind or nature regarding the truth, accuracy or completeness of the information set out in or disclosed by the Property Information, except as otherwise specifically provided in this Agreement or in the closing documents executed by Seller pursuant to this Agreement; (v) Seller shall have no liability or culpability of any kind or nature as a result of providing the Property Information to Purchaser or as a result of Purchaser’s reliance on any of the Property Information or any information set forth or referred to therein or disclosed thereby, except as otherwise specifically provided in this

Agreement or in the closing documents executed by Seller pursuant to this Agreement; (vi) the Inspection Period will not be extended in the event of any failure by Seller to furnish any Property Information which may be required under this Agreement; and (vii) Purchaser’s sole and exclusive remedy for any failure by Seller to furnish any Property Information which may be required under this Agreement will be Purchaser’s right to terminate this Agreement on or before the final day of the Inspection Period.
3.03Purchaser Access Rights. Purchaser and Purchaser's officers, employees, agents, contractors, subcontractors, consultants and other parties operating by, through or under Purchaser (collectively, the "Purchaser Parties") have entered, and may continue to enter, upon the Real Property and conduct such additional on-site testing and inspections as Purchaser reasonably desires; provided, however, that: (a) at least 48 hours prior to any entry upon the Real Property by Purchaser or by any of the Purchaser Parties, Purchaser must, in each instance, furnish to Seller written notice of such proposed entry; (b) the right of entry hereunder will terminate automatically upon any termination of this Agreement; (c) any entry of Purchaser and/or the Purchaser Parties onto the Real Property is at the sole risk of Purchaser and the Purchaser Parties; (d) Purchaser hereby releases Seller from all liabilities, obligations and claims of any kind or nature arising out of or in connection with the entry of Purchaser and/or the Purchaser Parties onto the Real Property, INCLUDING WITHOUT LIMITATION ALL LIABILITIES, OBLIGATIONS AND CLAIMS ARISING OUT OF ANY NEGLIGENCE ON THE PART OF SELLER, IT BEING EXPRESSLY AGREED AND UNDERSTOOD THAT THIS PROVISION SHALL BE EFFECTIVE TO RELEASE SELLER FROM CLAIMS ARISING OUT OF SELLER'S OWN SIMPLE (BUT NOT GROSS) NEGLIGENCE; (e) Purchaser agrees to indemnify and save and hold Seller harmless from and against all liabilities, obligations, claims and costs of any kind or nature (including court costs and reasonable attorneys' fees) to the extent arising out of or in connection with any activities of the Purchaser and/or the Purchaser Parties upon or within the Real Property INCLUDING WITHOUT LIMITATION ALL LIABILITIES, OBLIGATIONS, CLAIMS AND COSTS ARISING OUT OF ANY NEGLIGENCE ON THE PART OF SELLER, IT BEING EXPRESSLY AGREED AND UNDERSTOOD THAT PURCHASER IS AGREEING TO INDEMNIFY SELLER FROM CLAIMS ARISING OUT OF SELLER'S OWN SIMPLE (BUT NOT GROSS) NEGLIGENCE; (f) neither the Purchaser nor any of the Purchaser Parties will unreasonably disturb, interrupt or interfere with any activities of Seller or Seller’s employees, agents, contractors, subcontractors, consultants, tenants, invitees, licensees or other parties operating by, through or under Seller; (g) except in connection with customary Phase I environmental site assessments, neither the Purchaser nor any of the Purchaser Parties will conduct any drilling or boring activities within the Real Property or engage in any invasive or destructive testing of any kind or nature within the Real Property without the prior written consent of Seller, which consent shall not be unreasonably withheld or conditioned by Seller in Seller’s sole and absolute discretion; (h) Purchaser and all of the Purchaser Parties will comply with any additional requirements which may be reasonably imposed by Seller with respect to their activities upon or within the Real Property; (i) Purchaser shall pay when due all costs and expenses related to the activities of Purchaser and/or the Purchaser Parties upon, within or with respect to the Real Property and Purchaser agrees to indemnify and hold and save Seller harmless from and against all such costs and expenses and all obligations, liabilities, claims and costs to the extent arising in connection therewith, including without limitation court costs and reasonable attorneys' fees; (j) Purchaser shall not permit any liens to attach to the Property by reason of any activities of Purchaser or the Purchaser Parties; and (k) prior to any entry upon the Real Property by Purchaser or by any of the Purchaser Parties, Purchaser must furnish to Seller a certificate of insurance for insurance coverage insuring Seller from and against any and all claims, demands and actions arising out of any activities of Purchaser and/or any of the Purchaser Parties. Such insurance must: (i) provide coverage for injury to or death of any person or persons and damage to or destruction of any property, in an amount not less than $1,000,000.00, combined single limit; (ii) provide coverage for broad contractual liability in an amount not less than $1,000,000.00; and (iii) be underwritten by a company or companies reasonably satisfactory to Seller which are fully authorized to do business in the state where the Real Property is located. NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL PURCHASER HAVE ANY LIABILITY OR OBLIGATION TO INDEMNIFY SELLER FROM OR IN CONNECTION WITH THE MERE DISCOVERY OF AN EXISTING OR PRE-EXISTING CONDITION AT THE PROPERTY, THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER OR ANY OF SELLER’S AFFILIATES OR AGENTS, EXISTING DEFECTS AT THE PROPERTY OR ANY EXISTING NON-COMPLIANCE OF THE PROPERTY WITH ANY APPLICABLE LAW.
3.04Purchaser Due Diligence Materials. All studies, reports, analyses, market information, engineering work product, and other data, materials and/or information of any kind or nature which Purchaser or any employee, agent, representative or consultant of Purchaser generates or acquires in connection with the Property and/or the transaction evidenced by this Agreement are referred to herein collectively as the “Purchaser Due Diligence Materials.” Purchaser shall pay all expenses incurred in connection with the Purchaser Due Diligence Materials and Seller will have no obligation to pay any such expenses. In the event that Purchaser terminates this Agreement prior to the expiration of the Inspection Period, then Purchaser will deliver to Seller, within five (5) business days after Seller’s written request therefor, a copy of the Purchaser Due Diligence Materials (which may be delivered electronically to Seller in .pdf format).
3.05Tenant Interviews and Meetings with Governmental Authorities. Notwithstanding anything to the contrary contained herein, Purchaser or Purchaser’s Representatives may interview the tenants under the Tenant Leases (the “Tenant Interviews”) and may meet with any governmental authority for the sole purpose of gathering information in connection with the transaction contemplated by this Agreement; provided, however, Purchaser must contact Seller at least two (2) Business Days in advance by telephone or written notice to inform Seller of Purchaser's intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires.
IV.
Title and Survey
4.01Title Commitment. Seller shall, within five (5) days after the Effective Date, obtain and cause to be delivered to both Seller and Purchaser: (a) a title commitment (the "Title Commitment") pursuant to which the Title Company through First American Title Insurance Company (the “Underwriter”) commits to issue to Purchaser an owner’s policy of title insurance, on the standard form promulgated by the Department of Insurance of the State of Texas, providing title insurance coverage with respect to the Real Property in the amount of the Purchase Price, with such endorsements as Purchaser requests and are available for the Property (the "Title Policy"); and (b) copies of all title exception documents which are referenced in the Title Commitment (the “Title Review Documents”). All items which are reflected or disclosed on or within the Title Commitment and/or the Title Review Documents are referred to in this Agreement collectively as the “Title Review Items”.
4.02Survey. Seller will, with the Property Information, furnish to Purchaser a copy of the existing ALTA survey of the Property sealed by Clifton Seward, RPLS 4337 on January 16, 2025 (the “Survey”). All items which are reflected or disclosed on the Survey are referred to in this Agreement collectively as the “Survey Review Items”. Purchaser may elect to update and/or recertify the Survey or obtain a new survey of the Property (any such updated or recertified survey, the “Updated Survey”).

4.03Purchaser’s Review of Title. Purchaser shall, on or before the date that is fifteen (15) days prior to the expiration of the Inspection Period, or, if an updated survey is obtained by Purchaser, or required by the Title Company in order to provide Purchaser or Purchaser’s lender any requested Policy endorsements, ten (10) days prior to expiration of the Inspection Period (the “Title Objection Period”), deliver to Seller written notice of any objections which Purchaser has to any of the Title Review Items and/or the Survey (or Updated Survey) Review Items together with a copy of any Updated Survey (the “Title Objections”); provided, however, Purchaser shall be deemed to have objected to any Mandatory Cure Items. If Seller does not receive from Purchaser a written notice specifying those items which are Title Objections within the Title Objection Period, then all of the Title Review Items and all of the Survey (or Updated Survey) Review Items shall be considered to be “Permitted Exceptions”. Except for the Mandatory Cure Items (defined below), Seller shall not be obligated to cure any of the Title Objections or to incur any costs, fees or expenses or initiate any action to cure or attempt to cure any of the Title Objections except as specifically set forth below. In the event that Seller fails to cause all of the Title Objections to be cured or removed as exceptions to title within seven (7) days after receipt of the Title Objections or one (1) business day prior to the expiration of the Inspection Period, whichever is earlier (the “Title Curative Period”), or in the event Seller gives notice that it will not cure any one or more of the Title Objections (the “Refusal Notice”), then Purchaser may, as Purchaser’s sole and exclusive remedy, terminate this Agreement by delivering to Seller a written notice of termination on or before the expiration of the Inspection Period. Alternatively, Purchaser may elect to purchase the Real Property subject to all matters related to the Title Objections which have not been cured or removed. If Purchaser does not exercise its termination option under Section 3.01 above on or before the expiration of the Inspection Period, then Purchaser will be deemed to have waived the Title Objections (other than those which Seller has cured or agrees to cure prior to Closing) and to have waived Purchaser’s right of termination under this Section 4.03, and in such event all Title Objections (other than those which Seller has cured or agrees to cure prior to Closing) shall be deemed to be Permitted Exceptions under this Agreement. The foregoing notwithstanding, Seller agrees to cause its third party bank lien, any mechanic’s or materialmen’s lien and any similar monetary lien against the Property referred to on Schedule C of the Title Commitment, and to otherwise satisfy all requirements of the Title Company with respect to those items which are set forth on Schedule C of the Title Commitment as applicable to Seller (all such items referred to above being collectively, the “Mandatory Cure Items”) and which do not require action on the part of Purchaser and such items will not be Permitted Exceptions. The Mandatory Cure Items do not, however, include any liens securing assessments from the Condominium Association, or the Master Association or any lien for ad valorem taxes or other governmental assessments or the litigation item against the Travis Central Appraisal District reflected on Exhibit “I” attached hereto regarding the assessed value of the Property for ad valorem tax purposes. Purchaser agrees to execute the waiver of inspection required in connection therewith and to otherwise cooperate fully with Seller, at no cost or liability to Purchaser, in order to satisfy all such requirements.
4.04New Title Matters. Purchaser shall have the right to have the Title Commitment updated on or before the date of Closing and raise any additional objections to items not appearing in the original Title Commitment other than those that are expressly contemplated herein or those that are caused by Purchaser or any Purchaser Party (“New Objections”) by written notice to Seller on or before the Closing Date. If Seller shall not correct or remove the defects or objections which Seller has agreed to cure by Closing in accordance with Seller’s Cure Notice, then Purchaser, in Purchaser's sole discretion or judgment, may:
(i)accept the Property with such defects by consummating the Closing on the Closing Date; or

(ii)elect to terminate this Agreement by written notice to Seller on or before the Closing Date, in which event the Earnest Money (less the Independent Contract Consideration), together with any interest earned thereon, shall be returned to Purchaser, and thereupon Purchaser and Seller shall be released and relieved of all further rights, liabilities and obligations hereunder (except those that expressly survive the termination of this Agreement.

V.
Closing
5.01Closing Date. This transaction shall close at the Title Company’s offices or other location acceptable to the Parties on or before the date that is thirty (30) days after expiration of the Inspection Period (the “Closing Deadline”). The closing of the transaction evidenced by this Agreement is referred to in this Agreement as the “Closing”; and the actual date upon which the Closing occurs is referred to in this Agreement as the “Closing Date”. Purchaser shall have the right and option to extend the Closing Deadline to the date which is thirty (30) days after the originally scheduled Closing Deadline if and only if Purchaser, on or before the date which is five (5) business days prior to the originally scheduled Closing Deadline, shall deliver to the Seller and the Title Company a written notice of extension of the Closing Deadline under this Agreement and Purchaser delivers to Seller an extension fee in the amount of $150,000.00 in cash or other readily available funds (the “Closing Extension Payment”). The Closing Extension Payment, if delivered by Purchaser to Seller: (i) will be refundable by Seller to Purchaser only in the event of a termination of this Agreement due to a material default by Seller under this Agreement which is not cured within any applicable cure period; (ii) will be retained by Seller if this Agreement is otherwise terminated for any other reason other than as set forth in Sections 7.02, 7.05 or 9.02; and (iii) will be credited against the Purchase Price at the Closing. Seller and Purchaser acknowledge and agree that Gregg Krumme of Armbrust & Brown PLLC will serve as the closing agent for the Title Company provided that all funds at Closing will be paid through the Title Company’s escrow account and all closing documents shall be delivered to the attention of Amy Fisher at Heritage Title Company of Austin, Inc.
5.02Seller’s Closing Obligations. At the Closing, Seller shall, at Seller’s sole cost and expense:
(a)execute and deliver to Purchaser a special warranty deed in the form of Exhibit “E” attached to this Agreement and incorporated herein by reference, with all blanks therein completed as necessary and with a description of the Units attached thereto as Exhibit “A” and a list of the Permitted Exceptions attached thereto as Exhibit “B” (the “Deed”);
(b)execute and deliver to Purchaser a bill of sale and assignment in the form of Exhibit “F” attached to this Agreement and incorporated herein by reference (the “Bill of Sale and Assignment”);
(c)execute and deliver to Purchaser an Assignment and Assumption of Leases (the “Assignment and Assumption of Leases”) in the form attached hereto as Exhibit “G”, assigning to Purchaser the Leases and all Deposits;
(d)deliver to Purchaser executed originals or copies of all of the Tenant Leases along with an updated and certified Rent Roll represented to be true, complete and correct in all material respects to the best of Seller’s actual knowledge (the “Updated Rent Roll”);
(e)execute and deliver to Purchaser a notice to each of the tenants under the Tenant Leases (collectively, the “Tenants”) in the form of Exhibit “H” attached to this Agreement and incorporated herein by reference, with all blanks therein completed as necessary (collectively, the “Tenant Notice Letters”);
(f)execute and deliver to Purchaser a “non-foreign” certificate sufficient to establish that withholding of tax is not required in connection with this transaction;
(g)execute and deliver such other documents as are customarily executed by a seller in connection with the conveyance of similar property in Travis County, Texas, and all required closing statements, releases, affidavits, evidences of authority to execute the documents, certificates of good standing, corporate resolutions and any other instruments reasonably required by the Title Company; and;
(h)deliver to Purchaser all landlord keys to the Property.
5.03Purchaser’s Closing Obligations. At the Closing, Purchaser shall, at Purchaser’s sole cost and expense:
(a)deliver to Title Company the Purchase Price plus the full amount of all expenses and other sums which Purchaser is required to pay under the terms of this Agreement, all for disbursement in accordance with the terms and provisions of this Agreement;
(b)execute and deliver to Seller counterpart originals of the Bill of Sale, Assignment and Assumption of Leases, and Tenant Notice Letters;
(c)execute and deliver any notice required for the District (defined below) required by statute and/or City of Austin ordinance; and
(d)execute and deliver such other documents as are customarily executed by a purchaser in connection with the conveyance of similar property in Travis County, Texas, including all required closing statements, releases, affidavits, evidences of authority to execute documents, certificates of good standing, corporate resolutions, and other instruments which are reasonably required by the Title Company.
5.04Closing Costs. Seller and Purchaser each agree to pay the following costs at Closing, in addition to any other amounts set forth in this Agreement.
(a)At or prior to the Closing, Seller must pay: (i) the basic premium for the Title Policy; (ii) all costs incurred in connection with the preparation and recordation of any releases of existing liens against the Property, and the satisfaction of all other Mandatory Cure Items; (iii) one-half (½) of all recording fees charged in connection with any other documents which are recorded pursuant to the terms of this Agreement; (iv) one-half (½) of any escrow or closing fee charged by Title

Company in connection with this Agreement, being payable only if a closing occurs; and (v) any other closing costs customarily paid by a seller of similar property in Travis County, Texas, except as may be otherwise provided in this Agreement.
(b)At or prior to Closing, Purchaser must pay: (i) all charges for any endorsements to the Title Policy, all charges to modify the area and boundary exception in the Title Policy, and all inspection fees and other additional premiums or expenses of any kind or nature incurred in connection with the Title Policy; (ii) the full amount of all premiums for any mortgagee’s title policy requested by Purchaser, including charges for any survey endorsement or tax deletion requested; (iii) all expenses relating to Purchaser’s financing, including any and all costs, expenses and fees required by Purchaser’s lender; (iv) one-half (½) of all recording fees charged in connection with any documents which are recorded pursuant to the terms of this Agreement, except for any releases of liens to be recorded by Seller; (v) one-half (½) of any escrow fee charged by Title Company in connection with this Agreement; and (vi) any other closing costs customarily paid by a purchaser of similar property in Travis County, Texas, except as may otherwise be provided in this Agreement.
(c)Each Party will be responsible for the payment of its own attorneys’ fees.
5.05Prorations.
(a)All normally and customarily proratable items, including, without limitation, real estate and personal property taxes (“Taxes”), Condominium Association assessments, Master Association assessments, utility expenses, and payments under the Property Agreements (but only to the extent such Property Agreements are being assumed by Purchaser at Closing) shall be prorated as of the Closing Date, Seller being charged and credited for all of the same up to such date and Purchaser being charged and credited for all of the same on and after such date. If the actual amounts to be prorated are not known as of the Closing Date, the proration shall be made on the basis of the best information then available, and thereafter, when actual figures are received, a cash settlement will be made between Seller and Purchaser. Seller shall be obligated to pay any and all taxes and assessments that arise as a result of change in land usage or ownership, including without limitation all "rollback" or other additional taxes.
(b)If the Taxes for the year of Closing are not known as of the Closing Date, the proration for Taxes will be determined based upon the most current appraised value of the Property and the tax rates applicable to the Property.
(c)If the actual amounts to be prorated with respect to expenses other than Taxes are not known as of the Closing Date, the prorations with respect to those expenses shall be made on the best information then available.
(d)With respect to both Taxes and other expenses, after the actual amounts of the Taxes or other expenses are known, adjustments, if needed, will be made between Seller and Purchaser.

(e)All deposits held by the providers of utility services to the Real Property shall be refunded to the Seller by the appropriate utility providers. Purchaser shall be solely responsible to make arrangements for the continuation of utility services to the Real Property, including, without limitation, the obligation to post new utility deposits. .
(f)All Deposits actually in Seller’s possession under the terms of any existing leases shall be delivered to Purchaser at the Closing, and Purchaser will assume all liabilities and obligations of Seller in connection with such Deposits.  As for any Deposits not in the form of cash (e.g., letters of credit), Seller must deliver to Purchaser at Closing the original letter of credit or other non-cash instrument, together with all transfer documentation and transfer fees required by the issuing entity to cause same to be reissued to Purchaser immediately following the Closing. Seller and Purchaser agree to cooperate to ensure that fully executed Tenant Letters are sent to all of the Tenants at the Property within ten (10) days of the Closing.
(g)All rents collected with respect to the Property as of the Closing Date for the then current month shall be prorated as of the Closing Date. Purchaser shall make a reasonable attempt after Closing to collect uncollected rents for any period prior to Closing (the “Delinquent Rents”) in the usual course of operation of the Property; provided, however, Purchaser shall not be required to declare a lease default or institute any legal action in any court against any Tenant. Seller may not initiate (nor demand that Purchaser initiate) legal proceedings for collection of delinquent rentals against any Tenants. One hundred eighty (180) days after the Closing Date, upon written request from Seller, Purchaser shall provide Seller with a written accounting (the “Uncollected Rents Accounting”) of all of the Delinquent Rents and all other rents and expenses collected by Purchaser after Closing. Purchaser shall promptly pay to Seller all Delinquent Rents not previously remitted by Purchaser to Seller, but only to the extent Seller is entitled to the same under this Section. In making the computations required by this Section, all amounts of Delinquent Rent collected from Tenants shall be applied: (i) first to Purchaser’s actual and reasonable costs of collection, including, without limitation, court costs and reasonable attorneys’ fees; (ii) next, to current rental owed by such Tenant; and (iii) finally, to delinquent rentals, if any, owed by such Tenant in the inverse order of their maturity. Seller will deliver to Purchaser, within five (5) business days following receipt, any rents received by Seller after the Closing and attributable to the period from and after the Closing which is available for distribution after application of Delinquent Rents in accordance with priority set forth in the sentence above.
(h)Seller, as landlord under the Tenant Leases, is currently collecting from Tenants additional rent to cover Taxes, insurance, utilities, maintenance and other operating costs and expenses (collectively, “Reimbursable Tenant Expenses”) incurred by Seller in connection with the ownership, operation, maintenance and management of the Property.  Purchaser agrees to prepare tenant reconciliation statements for Reimbursable Tenant Expenses for calendar year 2025 (“2025 Reconciliation”) and transmit to Tenants and bill the Tenants for any amounts due under such reconciliation statements (with copies delivered to Seller) on or prior to the date due under such Tenant Leases. To the extent that landlord is owed any amounts related to Reimbursable Tenant Expenses for 2025 based on such reconciliation statements and Purchaser receives such amounts, Purchaser shall deliver Seller’s pro rata share of such amounts to Seller within five (5) business days following the receipt thereof. If the 2025 Reconciliation reflects that Tenants overpaid Reimbursable Tenant Expenses for 2025, then, at Purchaser’s option, Seller will promptly reimburse each Tenant Seller’s pro rata share of overpayment when Purchaser provides such reconciliation statements along with back up information to Seller, or Purchaser will promptly reimburse each Tenant Seller’s pro rata share of overpayment, and Seller will reimburse Purchaser within fifteen (15) days of a written request with back up documentation supporting such calculation. Seller will cooperate with Purchaser to provide all invoices and other information reasonably necessary for Purchaser to perform such reconciliation attributable to the time period prior to Closing.
(i)All (i)  unpaid tenant finish out or construction allowances, landlord construction cost or reimbursement obligations, if any, under the Tenant Leases executed on or prior to Closing (“Unpaid Allowances”), and (ii)  unpaid leasing commissions, if any, for Tenant Leases executed on or prior to Closing (“Unpaid Leasing Commissions”), will be credited to Purchaser at the Closing, and Purchaser will assume all liabilities and obligations of Seller in connection with the payment of the Unpaid Allowances and the Unpaid Leasing Commissions to the extent included in such credit.
The provisions of this Section 5.05 shall survive the Closing.

5.06Section 1031 Exchange. Either Party (the "Exchanging Party") may consummate the sale and purchase of the Real Property as part of a so-called like kind exchange (the "Exchange") pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"); provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange; (b) the consummation of the Exchange will not be a condition precedent or condition subsequent to the obligations of either Party under this Agreement; (c) the Exchanging Party shall effectuate the Exchange through an assignment of its rights under this Agreement to a qualified intermediary; (d) the other Party ("Non-Exchanging Party") shall not be required to take an assignment of any purchase agreement for replacement property or be required to acquire or hold title to any replacement property for purposes of consummating the Exchange; (e) the Non-Exchanging Party shall not be required to incur any cost or liability in connection with the Exchange; and (f) the Non-Exchanging Party shall not by this Agreement or by the acquiescence of the Non-Exchanging Party to the Exchange: (i) have its rights under this Agreement affected or diminished in any manner; or (ii) be responsible for compliance with or be deemed to have warranted to Exchanging Party that the Exchange in fact complies with Section 1031 of the Code.
VI.
Representations, Covenants, Notices and Other Matters
6.01Seller Representations: Seller represents and warrants to Purchaser as follows:
(a)Except for the Tenant Leases, there are no outstanding leases, options to purchase, rights of first refusal, letters of intent or rental agreements with respect to any of the Property. Seller has delivered or will deliver to Purchaser true, correct, and complete copies of all Tenant Leases as part of the Property Information.
(b)There are no Unpaid Leasing Commissions or Unpaid Allowances with respect to any portion of the Real Property except as disclosed on the certified Rent Roll, initially attached hereto as Exhibit “B-1” as updated from time to time and at Closing.
(c)The person or persons executing this Agreement on behalf of Seller have full power and authority to execute this Agreement, and to bind Seller to the terms hereof.
(d)Seller is a duly organized and validly existing limited liability company under the laws of the State of Texas.
(e)Seller has, without notice to or consent or joinder of any other person or entity, the full right, power and authority to enter into and perform this Agreement, including full right, power and authority to sell the Property to Purchaser.
(f)Seller’s execution, delivery and performance of this Agreement: (i) are within Seller’s power and authority and have been duly authorized; and (ii) will not conflict with, or with or without notice or the passage of time, or both, result in a breach of any of the terms and provisions of or constitute a default under any legal requirement, indenture, mortgage, loan agreement or instrument to which Seller is a party or by which Seller is bound.
(g)Seller has not been served with notice of any existing litigation with respect to the Property which would be binding upon Purchaser or the Property after the Closing, and to the knowledge of Seller, no such litigation has been threatened or asserted except as disclosed on Exhibit “I” attached hereto (the “Disclosure Exhibit”).
(h)Seller has not received any notice and has no knowledge of any pending improvement liens, special assessments or condemnations against the Property by any governmental authority.
(i)Seller has not received any written notice of any violation of any ordinance, regulation, law or statute of any governmental agency pertaining to the Property or any portion thereof or the operation thereof.
(j)Seller has received no written notice that the Property or the use thereof violates any covenants or restrictions encumbering the Property.
(k)No portion of the Property has been designated or assessed for “agricultural use” or as “qualified open space land” within the meaning of Article VIII, Section 1-D or Section 1-D-1 of the Texas Constitution, or the statutes relating thereto which are codified under the Texas Tax Code, as amended.

(l)To Seller’s knowledge, the Property is not the habitat or potential habitat of any species of flora or fauna which is protected under any applicable laws pertaining to the protection of flora or fauna (including, without limitation, federal Endangered Species Act) and the anticipated use of the Property does not violate any regulations concerning endangered or threatened species of flora or fauna.
(m)To Seller’s knowledge and except as disclosed in the Property Information, there are no Hazardous Materials stored on, incorporated into, located on, present in, discharged from, or used on the Real Property in violation of, and requiring remediation under Environmental Laws, and no portion of the Property has been used as a garbage or refuse dump site, a landfill, a waste disposal facility, a transfer station, or any other type of facility for storage, processing, treatment, or temporary or permanent disposal of waste materials, including, without limitation, solid, industrial, toxic, hazardous, radioactive, nuclear or putrescible waste or sewage, and there are no underground storage tanks of any kind or nature located within the Property. The term "Environmental Laws" includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations and guidelines as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials. The term "Hazardous Materials" includes petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), asbestos and asbestos containing materials, and any substance, material waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law. To Seller’s knowledge and except as disclosed in the Property Information, no portion of the Property is currently in violation of or subject to any existing, pending, or threatened investigation or inquiry by any governmental authority or to any remedial obligations under any Environmental Laws.
(n)Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and will deliver an affidavit so confirming at Closing.
(o)Except for any contractors, subcontractors, suppliers, architects, engineers and others who have been engaged directly by Tenants under Tenant Leases to perform services or labor or to supply materials to such Tenants, all contractors, subcontractors, suppliers, architects, engineers, and others who have performed services or labor or have supplied materials by, through or under Seller in connection with Seller's acquisition, development, ownership, or management of the Property have been paid in full and all liens arising therefrom (or claims which the passage of time or the giving of notice, or both, could mature into liens) have been satisfied and released.
(p)All information set forth in any Rent Roll delivered to Purchaser from time to time is and shall be true, correct, and complete in all material respects as of its date. Seller has not received any written notice of any default or breach on the part of the landlord under any Tenant Lease, except as disclosed on the Disclosure Exhibit. One or more tenants under Tenant Leases may have exceeded the time allowed under its Tenant Lease to complete finish out of its space and to open for business.
(q)To the best of Seller's knowledge, there is no pending or contemplated eminent domain or condemnation of the Property or any portion thereof.
(r)Seller, (i) is not in receivership or dissolution, (ii) has not made an assignment for the benefit of creditors or admitted in writing its inability to pay its debts as they mature, (iii) has not been adjudicated a bankrupt or filed a petition in voluntary bankruptcy or a petition or answer seeking reorganization or an arrangement with creditors under the federal bankruptcy laws or any similar law or statute of the United States or any jurisdiction and no such petition has been filed against Seller, and (iv) to its knowledge, none of the foregoing are pending or contemplated.
(s)Neither Seller nor any holder of an interest in Seller is a “party in interest” to any employee benefit plans, and the Property is not an asset of an employee benefit plan covered under Part 4 of Title 1 of the Employee Retirement Income Security Act of 1974, as amended (ERISA), or as defined in Section 49, 75(e)(1) of the Internal Revenue Code of 1986, as amended. For purposes of the foregoing, the term “party in interest” shall have the meaning assigned to such term in Section 3(14) of ERISA.
(t)Seller is currently in compliance with, and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with, the regulations of the Office of Foreign Assets Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.
All references in this Section 6.01 or elsewhere in this Agreement and/or in any other document or instrument executed by Seller in connection with or pursuant to this Agreement, to “Seller's knowledge” or “to the knowledge of Seller” and words of similar import shall refer to facts within the current actual knowledge of William H. Armstrong, III, Chief Executive Officer of Seller and Jon Andrus, development consultant of Seller (the “Seller Representatives”). Nothing in this Section 6.01 or the remainder of this Agreement shall imply or impose any duty of investigation or inquiry upon Seller or any of the Seller Representatives, or give rise to any personal liability on the part of any of the Seller Representatives. The warranties and representations of Seller set out in this Section 6.01, plus the warranties and representations of Seller in the closing documents executed by Seller pursuant to this Agreement, including, without limitation, the special warranty of title to be included in the Deed, shall survive the Closing and are referred to in this Agreement collectively as the "Express Warranties". EXCEPT FOR THE EXPRESS WARRANTIES, PURCHASER IS NOT RELYING ON ANY WARRANTIES, REPRESENTATIONS, PROMISES, COVENANTS, AGREEMENTS, GUARANTIES OR STATEMENTS OF ANY KIND OR NATURE (WRITTEN, ORAL, EXPRESS, IMPLIED OR OTHERWISE) by or from Seller or any agent, employee or other person operating by, through or under

Seller. If Seller receives or gains knowledge of any facts or circumstances that would make any of the Express Warranties or any of the covenants made by Seller under this Agreement inaccurate, incomplete or unperformable in any material respect, Seller will promptly notify Purchaser in writing of the existence of such facts and circumstances, and (so long as such facts and circumstances are not within the control of Seller) Purchaser must, within five (5) business days after Purchaser’s receipt of such notice, either, as Purchaser’s sole and exclusive remedy: (i) accept such modified representation, warranty or covenant as Seller may then give consistent with the facts and circumstances set out in Seller’s notice and close under this Agreement, waiving Purchaser’s rights to object to any matters which are not covered by such modified representation, warranty or covenant; or (ii) terminate this Agreement by written notice of termination to Seller. If Purchaser fails to deliver to Seller a written notice within the five (5) business day period referenced in the immediately preceding sentence, then Purchaser shall be deemed to have elected option (i) in the immediately preceding sentence. If Purchaser elects to terminate this Agreement in accordance with option (ii) above, then the Earnest Money (less the Independent Contract Consideration) will be refunded to Purchaser and, if the breach of such Express Warranty or covenant of Seller is due to the fault of Seller, then Seller will also reimburse Purchaser for its Third Party Costs (defined below).
PURCHASER ACKNOWLEDGES THAT PURCHASER WILL INDEPENDENTLY CAUSE THE PROPERTY TO BE INSPECTED ON PURCHASER'S BEHALF DURING THE INSPECTION PERIOD AND THAT PURCHASER HAS NOT ENTERED INTO THIS AGREEMENT BASED ON ANY REPRESENTATION, WARRANTY, AGREEMENT, STATEMENT OR EXPRESSION OF OPINION BY SELLER OR BY ANY PERSON OR ENTITY ACTING OR ALLEGEDLY ACTING FOR OR ON BEHALF OF SELLER, OTHER THAN THE EXPRESS WARRANTIES. PURCHASER UNDERSTANDS, AGREES AND ACKNOWLEDGES THAT THE PROPERTY IS SOLD BY SELLER AND ACCEPTED BY PURCHASER: (I) AS IS, WHERE IS, WITH ALL FAULTS, IF ANY, AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, OTHER THAN THE EXPRESS WARRANTIES; AND (II) SUBJECT TO (1) ALL MATTERS WHICH APPEAR IN OR ARE DISCLOSED BY THIS AGREEMENT, THE PROPERTY INFORMATION AND THE PERMITTED EXCEPTIONS (COLLECTIVELY, THE “DISCLOSED MATTERS”); (2) ALL OF THE DISCLAIMERS AND RELEASES SET OUT IN THIS AGREEMENT AND ALL OF THE DISCLAIMERS SET OUT IN THE DEED (COLLECTIVELY, THE “DISCLAIMERS”); AND (3) ALL MATTERS COVERED BY THE DISCLAIMERS (COLLECTIVELY, THE “DISCLAIMED MATTERS”).
PURCHASER, BY EXECUTION OF THIS AGREEMENT, RELEASES SELLER FROM ANY AND ALL LIABILITIES, OBLIGATIONS AND CLAIMS OF ANY KIND OR NATURE FOR, CONCERNING OR REGARDING (OR ARISING UNDER, IN CONNECTION WITH OR OUT OF) THE DISCLOSED MATTERS AND THE DISCLAIMED MATTERS (INCLUDING WITHOUT LIMITATION ALL LIABILITY FOR CONTRIBUTION AND INDEMNITY, REGARDLESS OF WHETHER OF SUCH LIABILITY ARISES UNDER CONTRACT, STATUTE OR OTHERWISE), EXCEPT FOR THE EXPRESS WARRANTIES.
EXCEPT FOR THE EXPRESS WARRANTIES, SELLER SPECIFICALLY NEGATES AND DISCLAIMS ANY AND ALL REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS, GUARANTIES AND STATEMENTS OF ANY KIND OR CHARACTER WHATSOEVER (WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE) OF, AS TO, CONCERNING OR WITH RESPECT TO THE FOLLOWING MATTERS (ALL OF WHICH ARE "DISCLAIMED MATTERS" FOR PURPOSES OF THIS AGREEMENT): (1) THE NATURE, QUALITY OR CONDITION OF THE

PROPERTY, INCLUDING, WITHOUT LIMITATION, THE ACREAGE OF THE PROPERTY, THE DRAINAGE OF STORM WATER ONTO OR FROM THE PROPERTY, THE CONDITION OF THE SOILS LOCATED WITHIN THE PROPERTY, THE PRESENCE OR EXISTENCE OF ANY FAULTS WITHIN THE PROPERTY OR ANY OTHER MATTERS RELATED TO THE GEOLOGY OF THE PROPERTY OR ANY SURROUNDING AREAS; (2) THE AVAILABILITY OF WATER OR WATER RIGHTS WITH RESPECT TO THE PROPERTY; (3) THE AVAILABILITY OF UTILITIES TO THE PROPERTY OR THE EXISTENCE OR AVAILABILITY OF UTILITY COMMITMENTS TO SERVE THE PROPERTY; (4) WHETHER OR NOT ANY PORTION OF THE PROPERTY LIES WITHIN ANY FLOOD PLAIN, FLOOD WAY, FLOOD PRONE AREA OR SPECIAL FLOOD HAZARD AREA; (5) THE STATUS OF ANY RIGHTS OF ACCESS TO THE PROPERTY, WHETHER BY PRIVATE EASEMENTS, PUBLIC ROADS OR OTHERWISE; (6) THE VALUE OF THE PROPERTY OR THE ANTICIPATED INCOME TO BE DERIVED FROM THE PROPERTY; (7) THE DEVELOPMENT POTENTIAL OF THE PROPERTY, INCLUDING WITHOUT LIMITATION, THE STATUS OF GOVERNMENTAL APPROVALS WITH RESPECT TO THE PROPERTY, THE ANTICIPATED DENSITIES WHICH MAY BE OBTAINED IN CONNECTION WITH THE DEVELOPMENT OF THE PROPERTY, OR ANY OTHER SIMILAR MATTERS; (8) THE SUITABILITY OF THE PROPERTY FOR ANY ACTIVITIES OR USES WHICH PURCHASER MAY CONDUCT THEREON; (9) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATIONS WITH ANY RESTRICTIVE COVENANTS OR OTHER LEGAL REQUIREMENTS OR LIMITATIONS WHICH ARE FILED OF PUBLIC RECORD; (10) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATIONS WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, INCLUDING WITHOUT LIMITATION ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS; (11) THE DISPOSAL OR EXISTENCE, IN OR ON THE PROPERTY, OF ANY ASBESTOS, PCB EMISSIONS, HYDROCARBONS, RADON GAS, OR HAZARDOUS OR TOXIC MATERIALS; (12) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (13) THE PLANNING, DESIGN OR ENGINEERING OF ANY IMPROVEMENTS LOCATED UPON OR WITHIN THE PROPERTY; (14) ANY MATTERS RELATED TO THE CONSTRUCTION OF ANY IMPROVEMENTS LOCATED UPON OR WITHIN THE PROPERTY, INCLUDING WITHOUT LIMITATION, THE QUALITY OF ANY LABOR OR MATERIALS INCORPORATED THEREIN; (15) THE EXISTENCE OF ANY DEFECTS (LATENT OR PATENT) OR THE STATE OF REPAIR OR LACK OF REPAIR OF ANY IMPROVEMENTS LOCATED UPON OR WITHIN THE PROPERTY; AND (16) ANY OTHER MATTERS WITH RESPECT TO THE PROPERTY OR THE AREA IN WHICH THE PROPERTY IS LOCATED.
NOTWITHSTANDING ANY PROVISION HEREOF TO THE CONTRARY, THE PROVISIONS OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THIS SECTION 6.01, SHALL NOT RELEASE SELLER FROM LIABILITY FOR: (A) ANY DAMAGES, CLAIMS, LIABILITIES OR OBLIGATIONS ARISING OUT OF OR IN CONNECTION WITH A BREACH OF (OR FAILURE TO COMPLY WITH) ANY COVENANT, REPRESENTATION OR WARRANTY OF SELLER SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS TO THE EXTENT THE SAME SURVIVE THE CLOSING; OR (B) SELLER’S INTENTIONAL, ACTIVE FRAUD OR FRAUDULENT CONCEALMENT. FURTHER, SELLER ACKNOWLEDGES AND AGREES THAT PURCHASER HAS NOT ASSUMED, AND SHALL HAVE NO OBLIGATION TO INDEMNIFY SELLER FROM AND AGAINST, ANY GOVERNMENTAL OR THIRD PARTY CLAIMS ASSERTED AFTER THE

CLOSING AS A RESULT OF ANY ACT OR OMISSION TAKEN OR FAILED TO BE TAKEN BY OR ON SELLER’S BEHALF PRIOR TO THE CLOSING.
6.02Purchaser Representations: Purchaser represents and warrants to Seller as follows:
(a)Scripps is a duly organized and validly existing limited liability company under the laws of the State of Delaware. Lantana SRB is a duly organized and validly existing limited liability company under the laws of the State of Wyoming.
(b)Purchaser has, without notice to or consent or joinder of any other person or entity, the full right, power and authority to enter into and perform this Agreement, including full right, power and authority to purchase the Property from Seller.
(c)Purchaser’s execution, delivery and performance of this Agreement: (i) are within Purchaser’s power and authority and have been duly authorized; and (ii) will not conflict with, or with or without notice or the passage of time, or both, result in a breach of any of the terms and provisions of or constitute a default under any legal requirement, indenture, mortgage, loan agreement or instrument to which Purchaser is a party or by which Purchaser is bound.
(d)To Purchaser’s current actual knowledge, Purchaser is, and on the Closing Date will be financially able to consummate the purchase of the Property in the manner contemplated by this Agreement.
(e)Purchaser is not insolvent (as such term is in the United States Bankruptcy Code, 11 U.S.C. Sections 101, et seq. (the “Bankruptcy Code”)) and will not become insolvent as a result of entering into and consummating this Agreement or the transactions contemplated hereby (including, without limitation, the purchase of the Property), nor are the transactions contemplated hereunder or obligations incurred in connection herewith made or incurred by Purchaser with any intent to hinder, delay or defraud any creditors to which Purchaser is or becomes indebted. Purchaser acknowledges that it is receiving new, fair, reasonably equivalent value in exchange for the transfers and obligations contemplated by this Agreement, and affirmatively represents that neither its entry into this Agreement nor its consummation of the transactions contemplated hereby constitutes a fraudulent conveyance or preferential transfer under the Bankruptcy Code or any other federal, state or local laws affecting creditors rights generally.
(f)Purchaser is currently in compliance with, and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with, the regulations of the OFAC of the Department of the Treasury (including those named on OFAC's Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.
Each of the warranties and representations of Purchaser under this Agreement is true and correct as of the Effective Date of this Agreement and shall be true and correct as of the date of Closing. The warranties, representations and covenants of Seller and Purchaser contained in this Agreement shall survive the Closing and shall inure to the benefit of and be binding upon the heirs, legal representatives, successors and assigns of the Parties hereto.
6.03No Fraud In The Inducement.
(a)EACH PARTY UNEQUIVOCALLY REPRESENTS, ACKNOWLEDGES AND STATES THAT NEITHER THE OTHER PARTY NOR ANY AGENT, EMPLOYEE, CONTRACTOR OR OTHER PERSON OR ENTITY OPERATING BY, THROUGH OR UNDER THE OTHER PARTY: (1) HAS MADE ANY WARRANTIES, REPRESENTATIONS, PROMISES OR STATEMENTS, EITHER EXPRESS OR IMPLIED, TO INDUCE SUCH PARTY TO ENTER INTO THIS AGREEMENT, EXCEPT TO THE EXTENT THAT THE SAME ARE EXPRESSLY SET FORTH IN THIS AGREEMENT; OR (2) HAS ANY DUTY TO MAKE ANY DISCLOSURES TO SUCH PARTY, EXCEPT TO THE EXTENT THAT THE SAME ARE EXPRESSLY SET FORTH IN THIS AGREEMENT.
(b)EACH PARTY UNEQUIVOCALLY REPRESENTS, ACKNOWLEDGES AND STATES THAT IN ENTERING INTO THIS TRANSACTION AND EXECUTING AND DELIVERING THIS AGREEMENT TO THE OTHER PARTY, SUCH PARTY IS: (1) NOT RELYING UPON ANY WARRANTIES, REPRESENTATIONS, PROMISES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY THE OTHER PARTY OR ANY OFFICER, MANAGER, AGENT, REPRESENTATIVE, EMPLOYEE, CONTRACTOR OR OTHER PERSON OR ENTITY OPERATING BY, THROUGH OR UNDER THE OTHER PARTY, EXCEPT TO THE EXTENT THAT THE SAME ARE EXPRESSLY SET FORTH IN THIS AGREEMENT; AND (2) EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT, RELYING SOLELY ON ITS OWN INSPECTION, INVESTIGATION AND JUDGMENT.
6.04Seller Covenants. Seller agrees that, between the Effective Date of this Agreement and the Closing Date:
(a)Seller will not enter into or grant any liens, easements, restrictive covenants or other agreements of any kind which would survive the Closing and which would affect title to the Property, without the prior written approval of Purchaser, which may be withheld in Purchaser’s sole discretion. Subject to the terms and provisions of Section 6.07 below, Seller may enter into Property Agreements after the Effective Date provided that Seller terminates any such Property Agreement pursuant to Section 6.07 below, without cost or liability to Purchaser.
(b)Except for the Approved Leases and Tenant Lease Amendments as permitted under Section 6.06 below, Seller will not enter into any leases or other possessory agreements for the Property or any amendments or modifications to the Tenant Leases or Approved Leases which would be binding on Purchaser or the Property after the Closing, without the prior written approval of Purchaser, which may be withheld in Purchaser’s sole discretion.
(c)Except for Approved Leases, Seller will not sell, transfer, convey, demolish, destroy, dispose of, relinquish, amend, alter, change or modify the Property or any portion thereof, except for tenant finish out and other improvements to the Property in the ordinary course of business without the prior written consent of Purchaser, which may be withheld in Purchaser’s sole discretion.
(d)Seller will operate and repair and maintain the Property in a first class condition commensurate with comparable retail shopping centers in the Austin, Texas area and in accordance with all applicable laws, codes and regulations, the Tenant Leases, the Approved Leases and all other agreements, restrictions or covenants applicable to, or binding upon the Property.
(e)Seller will promptly notify Purchaser of any material damage to or destruction of the Property or any portion thereof.
(f)Seller will promptly upon obtaining notice of same, notify Purchaser of any instituted or proposed foreclosure proceeding, condemnation action or other litigation with respect to the Property or any portion thereof.
(g)Seller will promptly upon obtaining notice of same, notify Purchaser of any legal, political, governmental, or administrative proceeding or moratorium instituted or proposed which specifically affects the Property in a materially adverse manner.
(h)Seller will not alter or amend in any way which would be binding upon Purchaser or the Property after the Closing, any governmental approval and permit applicable to the Property, without the prior written consent of Purchaser, which consent will not be unreasonably conditioned, withheld or delayed; and
(i)Seller will not make any commitments to any governmental authority, utility company, school board, church or other religious body, or any homeowners association, or any other organization, group or individual which would be binding upon Purchaser or the Property after the Closing.
6.05Purchaser Covenants. Purchaser agrees that, between the Effective Date of this Agreement and the Closing Date, neither Purchaser nor any of the Purchaser Parties will, without the prior written consent of Seller:
(a)have any contact (written, verbal or otherwise) with or make any commitments to any governmental authority, utility company, school board, church, religious body, homeowners association, or other similar organization or group with respect to the Property or allow any third party to make or have any such contact on behalf of Purchaser or any of the Purchaser Parties, except Purchaser may make inquiries to municipal, local and other government representatives to the extent required by law or with respect to customary Phase I environmental, zoning and building code inquiries;

(b)enter into any leases or other possessory agreements for the Property which would be binding on Seller or the Property after any termination of this Agreement;
(c)enter into or grant any easements, liens, encumbrances or other contracts or instruments which would be binding upon Seller or the Property after any termination of this Agreement;
(d)record in any public records, any memorandum or other instrument referencing this Agreement, other than any documents permitted pursuant to the terms of this Agreement or any lis pendens filed in connection with a suit for specific performance filed by Purchaser in conformance with the requirements of Section 9.02 of this Agreement;
(e)alter or amend in any way which would be binding upon Seller or the Property after any termination of this Agreement, the zoning or any other governmental approval or permit affecting the Property;
(f)commence any construction activities upon or within the Property;
(g)transfer, convey, dispose of or remove any portion of the Property; or
(h)terminate or amend or purport to terminate or amend any service contract, maintenance contract or other contract of any kind relating to the Property, except for contracts entered into by Purchaser in connection with its due diligence.
6.06Approved Leases. Seller will not enter into a Tenant Lease (a “New Lease”) or amendment to an existing Tenant Lease (“Tenant Lease Amendment”) without the prior written consent of Purchaser, which may be withheld in Purchaser’s reasonable discretion. Purchaser agrees to give Seller written notice of approval or disapproval of a proposed New Lease or Tenant Lease Amendment within five (5) Business Days after Purchaser’s receipt of Seller request for Purchaser’s approval and all relevant supporting documentation, as reasonably determined by Seller, including, without limitation, tenant financial information. If Purchaser does not respond to Seller’s request within such time period, then Purchaser will be deemed to have disapproved such new lease or new license agreement. Any Tenant Lease which is approved is referred to herein as an “Approved Lease”. The foregoing notwithstanding, Landlord may enter into a Tenant Lease Amendment without Purchaser consent that is entered into to document a tenant’s exercise of its renewal option set forth in its Tenant Lease but will provide Purchaser prompt notice of same.
6.07Property Agreements. Seller has provided Purchaser with copies of all Property Agreements identified on Exhibit “C-1” attached hereto (the “Property Agreements”) and, except for such Property Agreements, there are no other property agreements. On or prior to the last day of the Inspection Period, Purchaser will advise Seller in writing of which Property Agreements it will assume and which Property Agreements Purchaser requires that Seller deliver written termination at or prior to Closing. Seller must terminate, at or prior to Closing, all Property Agreements not being assumed by Purchaser, and Seller shall deliver, at Closing, notices of termination of all Property Agreements that are not so assumed and all property management agreements and leasing agreements. Notwithstanding anything to the contrary contained herein, Seller must terminate, at Seller’s sole cost, on or before the

Closing Date, all leasing agreements. If Purchaser fails to deliver the notice contemplated by this Section 6.07, Purchaser shall be deemed to have elected to not assume any Property Agreement.
6.08Notice Regarding Possible Liability for Additional Taxes. If for the current ad valorem tax year the taxable value of the land that is the subject of this Agreement is determined by a special appraisal method that allows for appraisal of the land at less than its market value, the person to whom the land is transferred may not be allowed to qualify the land for that special appraisal in a subsequent tax year and the land may then be appraised at its full market value. In addition, the transfer of the land or a subsequent change in the use of the land may result in the imposition of an additional tax plus interest as a penalty for the transfer or the change in the use of the land. The taxable value of the land and the applicable method of appraisal for the current tax year is public information and may be obtained from the tax appraisal district established for the county in which the land is located. The foregoing does not limit Seller’s obligation to pay (or provide Purchaser with a credit for) all “rollback” or similar taxes on or before the Closing pursuant to Section 5.05(a).
6.09Notice Regarding Title And Legal Counsel. As required by the Texas Real Estate License Act, Seller hereby advises Purchaser that Purchaser should have the abstract covering the Property examined by an attorney of Purchaser’s own selection, or that Purchaser should be furnished with or obtain a policy of title insurance. By signing this Agreement, Purchaser acknowledges receipt of this notice. Purchaser and Seller further acknowledge that they have been given the opportunity to, and are hereby advised to, consult with an attorney of their choice with regard to this Agreement, the closing documents to be executed in connection herewith and the transaction contemplated by this Agreement.
6.10Notice Regarding Austin Tourism Public Improvements District. Pursuant to City of Austin Ordinance No. 20241212-087 and Chapter 372 of the Texas Local Government Code, the City of Austin established the Austin Tourism Public Improvement District (the “District”) affecting the Property. Under the District, the City of Austin adopted a Service Plan and an Assessment Roll attributable to certain hotels within the District. Seller hereby discloses, and Purchaser acknowledges, that the Hotel Lease is subject to assessments under the District.
6.11Notice of Obligations Related to Membership in Property Owners’ Association. Seller hereby discloses to Purchaser that the Property is subject to, among other things, that certain Master Declaration of Covenants, Conditions, and Restrictions for Lantana [Commercial / Multi-Family] recorded in Document No. 2000205500 of the Official Public Records of Travis County, Texas, as amended by Amendment to Master Declaration of Covenants, Conditions, and Restrictions recorded under Document No. 2005019529 of the Official Public Records of Travis County, Texas, Second Amendment to Master Declaration of Covenants, Conditions and Restrictions for Lantana [Commercial / Multi-Family] recorded under Document No. 2006053943 of the Official Public Records of Travis County, Texas, Third Amendment to Master Declaration of Covenants, Conditions and Restrictions for Lantana [Commercial / Multi-Family] recorded under Document No. 2006076038 of the Official Public Records of Travis County, Texas, Notice of Applicability of Master Declaration of Covenants, Conditions and Restrictions for Lantana [Commercial / Multi-Family], recorded under Document No. 2012138533 of the Official Public Records of Travis County, Texas, Partial Assignment of Declarant’s Rights and Amendment to Master Declaration of Covenants, Conditions, and Restrictions for Lantana [Commercial / Multi-Family] recorded under Document No. 2012138867 of Travis County, Texas, and Lantana Commercial Community, Inc. Appointment of Architectural Committee Members recorded under 2016210624 of the Official Public Records of Travis County, Texas (the “Master Declaration”). As a purchaser of property under the Master Declaration, Purchaser will be obligated to be a member of

Lantana Commercial Community, Inc., a commercial owners’ association formed under and in accordance with the Master Declaration (the “Master Association”). The Master Declaration and the Master Association govern the use and occupancy of the Property and subjects the Property to assessments levied by the Master Association which Purchaser will be obligated to pay, the amount of which is subject to change. Purchaser’s failure to pay the assessments could result in a lien on and the foreclosure of the Property.
6.12Section 10(a) Restriction. A United States Fish & Wildlife Service Section 10(a) Permit which was issued effective February 16, 1995 that covered the Property among certain other properties (the “Section 10(a) Permit”). The Property is subject to a restrictive covenant for the Section 10(a) Permit recorded under Document No. 2012082442 of the Official Public Records of Travis County, Texas (the “Section 10(a) Restriction”), which imposes an annual assessment against the Property. During the Inspection Period, Seller agrees to cause its affiliate, Stratus Properties Operating Co, L.P., to waive any obligation of the Property (or its owner) to pay any assessments under the Section 10(a) Restriction by “Wavier of Assessments Obligation” which will be recorded in the Official Public Records of Travis County, Texas. Seller will provide the executed Waiver of Assessments Obligations to Purchaser prior to the expiration of the Inspection Period.
6.13SNDAs. Seller agrees to submit to each Tenant under a Tenant Lease, to the extent such Tenant is identified by Purchaser or Purchaser’s lender by written notice to Seller prior to expiration of the Inspection Period as a party from whom such agreement is desired, a request for such Tenant to execute and deliver a subordination, non-disturbance, and attornment agreement (collectively, the “SNDAs”) in the form attached to the Tenant Lease of such Tenant in all material respects. Purchaser will provide drafts of the SNDAs for delivery to the Tenants. Seller will reasonably cooperate with Purchaser in obtaining SNDAs from Tenants, as requested, but at no expense to Seller. Receipt of one or more SNDAs, however, shall not be a condition precedent to Closing.
VII.
Conditions Precedent
7.01Conditions Precedent. Closing under this Agreement is contingent and conditioned upon the satisfaction of each of the conditions precedent set forth in the following Sections of this Article VII (collectively, the “Conditions Precedent” and individually, a “Condition Precedent”). The date a Condition Precedent is satisfied is the earlier of the date a Condition Precedent is satisfied or the date a Condition Precedent is waived or deemed waived hereunder.
7.02Tenant Estoppel Certificates. Seller will make commercially reasonable efforts to deliver to Purchaser tenant estoppel certificates executed by all Tenants within the Property dated after the Effective Date but no earlier than thirty (30) days prior to the initially scheduled Closing Deadline (exclusive of any extension thereof) in the form of the tenant estoppel certificate attached to such Tenant Lease or if no form is so attached, then in the form of Exhibit “J” attached hereto (collectively, the “Tenant Estoppels”). The Tenant Estoppels must be completed to reflect the terms of the applicable Tenant Lease and must not, unless expressly waived by Purchaser in writing, disclose any material defaults that are reasonably unacceptable to Purchaser. The completed form of the Tenant Estoppels must be prepared by Seller and submitted to Purchaser, for Purchaser’s review and reasonable approval, prior to delivery to the Tenants. Purchaser shall deliver any comments to the completed Tenant Estoppel Certificates within three (3) business days following receipt thereof, failing which such completed Tenant Estoppel Certificates shall be deemed approved. Purchaser will respond to Seller in writing within five (5) days of the date Seller submits a signed Tenant Estoppel to Purchaser for review and approval of whether Purchaser approves the Tenant Estoppel and the specific reasons for withholding approval if approval is not granted. If Purchaser fails to respond within such five (5) day period, then Purchaser will be deemed to have approved the Tenant Estoppel at issue. If Seller is unable, for any reason, to deliver to Purchaser Tenant Estoppels that are either in material compliance with the Rent Roll and the applicable prescribed form for such Tenant Estoppel or are approved or deemed approved by Purchaser in accordance with this Section 7.02 covering (a) all of the Major Tenants (defined below), and (b) at least 65% of the net rentable square footage of all Tenants in the Property, including the Major Tenants, under existing Tenant Leases (the “Tenant Estoppels Requirement”) on or before five (5) business days prior to the scheduled Closing Deadline (as it may be extended), then Purchaser, as Purchaser’s sole and exclusive remedy, shall have the right to either: (i) terminate this Agreement, in which event the Earnest Money, and if applicable, the Closing Extension Payment, will be refunded to Purchaser and neither Party shall have any further rights, remedies or obligations under this Agreement except obligations and rights that expressly survive any termination of this Agreement; or (ii) waive the Tenant Estoppels Requirement and proceed with the Closing. Purchaser must exercise option (i) or option (ii) of the immediately preceding sentence by written notice to Seller on or before the scheduled Closing Deadline. If Purchaser fails to exercise such option on or before the scheduled Closing Deadline, then Purchaser will be deemed to have exercised option (ii) set forth above. If, however, Seller provides Purchaser with Tenant Estoppels that satisfies the Tenant Estoppels Requirement on or before five (5) business days before the scheduled Closing Deadline, then this Condition Precedent will be satisfied. The term “Major Tenant” means the tenant of each of the following Tenant Leases: (i) Shopping Center Lease dated June 5, 2018, by and between Lantana Place, L.L.C., a Texas limited liability company, as Landlord, and Carve Restaurants, LLC, a Texas limited liability company, as Tenant, (the “Carve Lease”) (ii) Shopping Center Lease dated July 9, 2020, by and between Lantana Place, L.L.C., a Texas limited liability company, as Landlord, and Texas Cinema Investments LLC, a Delaware limited liability company, as Tenant, as amended by First Amendment to Shopping Center Lease (Cinepolis) dated December 31, 2020 and Second Amendment to Shopping Center Lease (Cinepolis) dated June 12, 2021 (the “Movie House Lease”), and (iii) Lease Agreement dated April 6, 2018, by and between Lantana Place, L.L.C., a Texas limited liability company, as Landlord, and Lodgecap, Inc., a Maryland corporation (“Original Hotel Tenant”), as Tenant, as amended by first Amendment to Lease Agreement dated December 1, 2018 and Second Amendment to Lease Agreement dated August 1, 2019 and as assigned by Original Hotel Tenant to Lantana Hospitality Partnership Group, L.P., a Texas limited partnership (“Lantana Hospitality”) by Assignment and Assumption of Lease dated May 31, 2018 and as assigned by Lantana Hospitality to Tribute Hospitality, LLC, an Arkansas limited liability company by Assignment and Assumption of Lease dated December 1, 2021 (the “Hotel Lease”).
7.03Condominium Association Estoppel. Seller will make commercially reasonable efforts to deliver to Purchaser an estoppel certificate executed by the Condominium Association dated after the Effective Date but no earlier than thirty (30) days prior to the initially scheduled Closing Deadline (exclusive of any extension thereof) in the form of the estoppel certificate attached hereto as Exhibit “K” (collectively, the “Condominium Association Estoppel”). The Condominium Association Estoppel must not reflect any material default attributable to the Property.
7.04Master Association Estoppel. Seller will make commercially reasonable efforts to deliver to Purchaser an estoppel certificate executed by Master Association dated after the Effective Date but no earlier than thirty (30) days prior to the initially scheduled Closing Deadline (exclusive of any extension thereof) in the form of the estoppel certificate attached hereto as Exhibit “L” (collectively, the “Master Association Estoppel”). The Master Association Estoppel must not reflect any material default attributable to the Property.
7.05Conditions Precedent. The obligation of Purchaser to consummate the transaction contemplated under this Agreement is expressly subject to and conditioned upon: (i) satisfaction or waiver of the Tenant Estoppels Requirement; (ii) satisfaction or waiver of the requirement to obtain the executed Condominium Association Estoppel, and (iii) satisfaction or waiver of the requirement to obtain the executed Master Association Estoppel. The Conditions Precedent may be waived by Purchaser in its sole and absolute discretion. If the Conditions Precedent are not all satisfied or waived by Purchaser on or before the date that is three (3) business days before the Closing Deadline, then this Agreement will terminate, and Purchaser shall receive a refund of the Earnest Money and, if applicable, the Closing Extension Payment.
VIII.
Condemnation and Casualty
8.01Condemnation. If prior to Closing, any governmental or other entity having condemnation authority shall institute an eminent domain proceeding with regard to the Property or any part thereof, then Seller, upon receiving written notice of such action, shall promptly deliver written notice to Purchaser thereof. Purchaser may, at its option, within twenty (20) days of such notice by Seller (but in no event later than the Closing Date), terminate this Agreement by delivering written notice thereof to Seller in which event this Agreement will terminate, and the Parties will have no further rights and obligations hereunder other than the Post Termination Obligations (defined below). If Purchaser fails to so terminate this Agreement within such 20 day period, then this Agreement will remain in full force and effect, Purchaser will be deemed to have waived such right of termination, and Seller will assign all of Seller’s right, title and interest in and to such condemnation proceeds to Purchaser (or pay to Purchaser if such proceeds have been collected) at Closing.
8.02Casualty. If any portion of the Property is damaged or destroyed prior to Closing, then Purchaser may, within fifteen (15) days after receipt from Seller of written notice of such damage or destruction (but in no event later than the Closing Date), elect to either: (a) terminate this Agreement; or (b) close the acquisition hereunder, in which event Seller shall assign to Purchaser (or pay to Purchaser if such proceeds have been collected) at Closing all insurance proceeds payable for such damages and proceeds of rent loss insurance and credit the Purchase Price with the amount of any deductibles associated therewith. Seller will promptly notify Purchaser in writing if Seller becomes aware of any such damage or destruction. Notwithstanding the foregoing, however, if the damage to the Property can be repaired for $500,000.00 or less and such casualty would not permit any Major Tenant to terminate its Tenant Lease, then Purchaser will not have the option to terminate this Agreement under clause (a) of the immediately preceding sentence, but rather the Parties shall proceed to Closing under the terms and provisions of clause (b) of the immediately preceding sentence. If Purchaser exercises its option to terminate this Agreement pursuant to this Section 8.02, then this Agreement will terminate, and the Parties will have no further rights and obligations hereunder other than the Post Termination Obligations.
IX.
Remedies
9.01Purchaser’s Default and Seller’s Remedies: If Purchaser fails to close the transaction contemplated by this Agreement for any reason (except for a Seller default or the permitted termination of this Agreement by Purchaser or Seller as herein expressly provided) and Seller is not in default of its obligations hereunder in any material respect, then Seller may, as Seller’s sole and exclusive remedy, terminate this Agreement and recover or retain the Earnest Money as liquidated damages for the failure or refusal by Purchaser (“Acquisition Default”). In the event of an Acquisition Default by Purchaser, the Earnest Money will be delivered to or retained by Seller as liquidated damages, and not a penalty, in full satisfaction of Seller’s claims against Purchaser with respect to the Acquisition Default. Seller and Purchaser agree that it is difficult to determine the actual amount of Seller’s damages arising out of an Acquisition Default by Purchaser, but the amount of the Earnest Money is a fair estimate of those damages which has been agreed to by the Parties in a sincere effort to make the damages certain. Seller has no right to specifically enforce Purchaser's obligations under this Agreement nor to seek or otherwise collect any actual, out-of-pocket, lost profit, punitive, consequential, treble, or other damages from or against Purchaser. In no event shall any officer, director, agent or employee of Purchaser or its partners be personally liable for any of Purchaser's obligations under this Agreement or the documents to be delivered at the Closing. Purchaser’s indemnity obligation under Section 3.03, Purchaser’s responsibility for its Post Termination Obligations and Purchaser’s liability for costs under Section 9.06 below will not be subject to this Section 9.01 (except the previous sentence hereof) and Seller is entitled to all legal and equitable rights and remedies for those provisions.
9.02Seller’s Default and Purchaser’s Remedies. Except for exclusive remedies otherwise specified Articles VI and VII above, if Seller fails or refuses to comply, beyond any notice and cure periods, with Seller’s obligations under this Agreement, and if Purchaser is not in default of any of Purchaser's obligations hereunder in any material respect, then Purchaser may, as Purchaser’s sole and exclusive remedy, either: (i) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing, receive a refund of its Earnest Money and, if applicable, the Closing Extension Payment, hereunder, and promptly receive reimbursement of the third party out-of-pocket costs incurred by Purchaser in connection with its investigation of the Property and the transactions contemplated by this Agreement in an amount in no event to exceed $50,000 (such costs as capped at $50,000 is referred to herein as “Third Party Costs”); (ii) waive said failure or breach and proceed to Closing without any reduction in Purchase Price; or (iii) enforce specific performance of Seller’s obligations under this Agreement if and only if Purchaser complies with all of the preconditions and requirements set out below. Prior to Seller being obligated to pay Third Party Costs under any provision of this Agreement requiring payment of Third Party Costs to Purchaser, Purchaser must provide Seller commercially reasonable documentary evidence of such costs incurred by Purchaser.
Notwithstanding any provision in this Agreement to the contrary, it is specifically agreed and understood that, for Purchaser to enforce specific performance of Seller’s obligations under this Agreement or to place a lis pendens on the Property or otherwise encumber the Property Purchaser must (i) timely tender substantial performance under this Agreement, except to the extent such performance is frustrated by any action or failure to act by Seller, and following such tender of substantial performance by Purchaser, Seller fails or refuses to close the transaction evidenced by this Agreement; and (ii) Purchaser institutes, within thirty (30) days after the Closing Deadline, an action in a court with jurisdiction and in the venue specified under this Agreement (the “Court”), seeking to enforce specific performance of Seller’s obligations under this Agreement. If Purchaser satisfies the foregoing requirements, then all sums held by Title Company shall be tendered to the Court and will be retained by the Court until all disputes between the Parties related to this Agreement have been resolved, either by final non-appealable judgment or by final binding settlement agreement between the Parties. Each Party agrees to execute and deliver such joint instructions, joint motions and other instruments as may be necessary to effectuate the transfer of the funds from Title Company to the Court contemplated under this paragraph. PURCHASER HERBY WAIVES ALL RIGHTS WHICH PURCHASER HAS OR MAY HAVE TO ENFORCE SPECIFIC PERFORMANCE OF SELLER’S OBLIGATIONS UNDER THIS AGREEMENT AND/OR TO PLACE A LIS PENDENS ON THE PROPERTY WITHOUT SATISFYING THE REQUIREMENTS AND CONDITIONS SET OUT IN THIS PARAGRAPH.
9.03Notice and Opportunity to Cure. For purposes of this Agreement, the term “Non-Curable Default” shall mean and refer to: (a) any default by Purchaser to deliver the Earnest Money on a timely basis as required under this Agreement; and/or (b) any failure by Purchaser to deliver to Title Company, on or before the Closing Date, all funds, documents and other items required to be delivered by

Purchaser under this Agreement in order to close the transaction under this Agreement; and/or (c) any failure by Seller to deliver to Title Company, on or before the Closing Date, all funds, documents and other items required to be delivered by Seller under this Agreement in order to close the transaction under this Agreement. In the event of any default under this Agreement (other than a Non-Curable Default) by either Party (the “Defaulting Party”) the other Party (the “Non-Defaulting Party”) will not exercise any of such Non-Defaulting Party’s rights or remedies under this Agreement until and unless the Non-Defaulting Party has provided to the Defaulting Party a written notice of the default or defaults of the Defaulting Party (the “Default Notice”) and the Defaulting Party has failed to cure the default or defaults specified in the Default Notice within ten (10) days after the date of the Non-Defaulting Party’s delivery of the Default Notice. In the event of any Non-Curable Default, the Non-Defaulting Party may, at the Non-Defaulting Party’s option and election, afford notice and opportunity to cure to the Defaulting Party, but it is expressly agreed and understood that the Non-Defaulting Party has no duty to afford any such notice or opportunity to cure to the Defaulting Party. Rather, the Non-Defaulting Party may, if the Non-Defaulting Party so elects, exercise any right or remedy which the Non-Defaulting Party may have with respect to any Non-Curable Default, without necessity of providing to the Defaulting Party any notice or opportunity to cure.
9.04Purchaser’s Post Termination Obligations. If this Agreement is terminated for any reason (either by Purchaser or by Seller), then Purchaser shall: (a) restore the Property to the condition which existed prior to any inspections, tests or other activities of Purchaser and/or any of the Purchaser Parties, but only to the extent of damage caused by Purchaser and/or any of the Purchaser Parties; (b) destroy or delete all of the Property Information to Seller; (c) remove all liens against the Property which have arisen due to any activities of Purchaser or any of the Purchaser Parties; and (d) indemnify and hold Seller harmless from and against any and all liabilities, obligations, claims and costs of any kind or nature (including court costs and reasonable attorneys' fees) to the extent arising out of or in connection with any activities of the Purchaser and/or the Purchaser Parties upon or within the Property INCLUDING WITHOUT LIMITATION ALL LIABILITIES, OBLIGATIONS, CLAIMS AND COSTS ARISING OUT OF ANY NEGLIGENCE ON THE PART OF SELLER, IT BEING EXPRESSLY AGREED AND UNDERSTOOD THAT PURCHASER IS AGREEING TO INDEMNIFY SELLER FROM CLAIMS ARISING OUT OF SELLER’S OWN SIMPLE (BUT NOT GROSS) NEGLIGENCE. All of the obligations of Purchaser under the immediately preceding sentence are referred to in this Agreement collectively as the “Post Termination Obligations.”. Notwithstanding any provision in this Agreement to the contrary, the Post Termination Obligations shall survive any termination of this Agreement, and the Post Termination Obligations shall not (regardless of any liquidated damages provisions in this Agreement) be deemed to be satisfied in whole or in part by the delivery to Seller of all or any portion of the Earnest Money.
9.05Disposition of the Earnest Money. Notwithstanding any provision in this Agreement to the contrary, the provisions in this Agreement relating to the Earnest Money shall survive any termination of this Agreement.
(a)If the sale and purchase of the Property is consummated under the terms and provisions of this Agreement, then the Earnest Money will be credited and applied against the cash sums which are payable by Purchaser at the Closing.
(b)If this Agreement is terminated under the terms and provisions of Sections 1.04, 3.01, 4.03, 4.04, 6.01, 7.05, 8.01, or 8.02 of this Agreement, the Earnest Money and, if applicable, the Closing Extension Payment, will be promptly disbursed to Purchaser.

(c)If Seller terminates this Agreement under the terms and provisions of Section 9.01 of this Agreement, then the Earnest Money will be retained by and/or promptly disbursed to Seller after such termination.
(d)If Purchaser terminates this Agreement under the terms and provisions of Section 9.02 of this Agreement, then the Earnest Money and, if applicable, the Closing Extension Payment, will be retained by and/or promptly disbursed to Purchaser after such termination.
9.06Enforcement Costs. In the event of any dispute between the Parties arising out of or in connection with this Agreement, the prevailing Party in such dispute shall be entitled to recover from the non-prevailing Party all of the prevailing Party’s costs and expenses in connection with such dispute, including without limitation court costs, expert witness fees and reasonable attorney’s fees.
9.07Post-Closing Limitation of Liability. Purchaser acknowledges and agrees that (i) the members, affiliates, officers, directors, investment managers, employees, partners, agents and advisors of Seller do not assume any personal liability for obligations entered into by or on behalf of Seller, and (ii) in no event shall Seller have any liability for lost profits, speculative, special, consequential or punitive damages. In addition, for purposes of this Agreement, the term “Covered Matters” means and refers to any breach of an Express Warranty or other express representation, warranty or covenant by Seller under this Agreement or under any of the closing documents of this Agreement which breach: (1) is in existence on the Closing Date; and (2) is not within the actual knowledge of Purchaser or disclosed by the Property Information. Notwithstanding any provision in this Agreement to the contrary, Purchaser’s rights to recover damages from Seller for a Covered Matter are subject to the following limitations, agreements and requirements: Except for the Carve Outs (defined below), in no event will Seller's liability under or otherwise in connection with this Agreement, any documents executed in connection herewith and/or otherwise in connection with the Property exceed the sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (“Seller’s Maximum Liability”), and Purchaser shall have no right to assert any claim against Seller, and Seller shall have no liability to Purchaser whatsoever, unless the valid claims for all breaches of Seller collectively aggregate more than Fifty Thousand and 00/100 Dollars ($50,000.00). The foregoing limitations will not apply to the extent of damages or losses incurred by Purchaser due to breaches of the warranties of title set forth in the Deed or breaches of Seller’s obligation under Section 5.05 or Section 11.01(a) hereof. The terms and provisions of this Section 9.07 will survive Closing (collectively, the “Carve Outs”).
X.
Notices
10.01Delivery of Notices. Any notice, communication, request, reply or advice (severally and collectively referred to as “Notice”) in this Agreement provided or permitted to be given, made or accepted by either Party to the other must be in writing. Notice may, unless otherwise provided herein, be given or served: (a) by depositing the same in the United States Mail, certified, with return receipt requested, addressed to the Party to be notified and with all charges prepaid; or (b) by depositing the same with Federal Express or another service guaranteeing “next day delivery”, addressed to the Party to be notified and with all charges prepaid; or (c) by delivering the same to such Party, or an agent of such Party by telecopy, by electronic email, or by hand delivery. Notice deposited in the United States mail in the manner hereinabove described shall be deemed effective from and after the earlier of the date of actual receipt or three (3) days after the date of such deposit. Notice deposited with a reputable overnight courier service shall be deemed effective on the first (1st) business day after the date of deposit. Notices given by facsimile will be deemed given as of the date and time shown on the confirmation slip generated by the sender’s facsimile machine. Notices given by electronic mail will be deemed given as of the date of transmission. Purchaser’s counsel may deliver any notice required or otherwise permitted to be given by Purchaser hereunder with the same effect as if given directly by Purchaser. For the purposes of notice, the addresses of the Parties shall, until changed as provided below, be as follows:
Seller:        LANTANA PLACE, L.L.C.
212 Lavaca Street, Suite 300
Austin, Texas 78701
Attn: Erin D. Pickens
Email: [intentionally omitted]

With copy to:        ARMBRUST & BROWN PLLC
100 Congress Avenue, Suite 1300
Austin, Texas 78701
Attn: Kenneth Jones
Email: [intentionally omitted]

Purchaser:        SCRIPPS CMH LLC
        8095 El Cielo
Rancho Sante Fe, CA 92067
Attn: Chris Schirm
Email: [intentionally omitted]

            LANTANA SRB LLC
        816 Amoroso Place
Venice, CA 90291
Attn: Ryan Denk
Email: [intentionally omitted]

With copies to:        Brenneise Law Group
17000 Dallas Parkway, Suite 205
Dallas, TX 75248
Attn: Craig S. Brenneise, Esq.
Email: [intentionally omitted]
The Parties hereto shall have the right from time to time to change their respective addresses, and each shall have the right to specify as its address any other address within the United States of America by at least five (5) days written notice to the other Party.
10.02Delivery of Property Information. Notwithstanding any provision in this Agreement to the contrary, Seller may furnish any Property Information to Purchaser by sending such information to a representative of Purchaser via electronic mail or by providing Purchaser with information pursuant to which Purchaser may access the Property Information via any website or other form of file sharing arrangement established by Seller. Seller is not required to deliver Property Information to Purchaser pursuant to the notice provisions in Section 10.01 above.

XI.
Real Estate Commissions
11.01Real Estate Commissions.
(a)Seller and Purchaser acknowledge and agree that the only broker who has been involved with the origination and negotiation of this Agreement is CBRE (collectively, the “Broker”). If, as, and when this Agreement closes and Seller receives the Purchase Price in good funds, but not otherwise, Seller agrees to pay a real estate sales commission to Broker in accordance with the terms and provisions of a separate agreement.
(b)The above referenced real estate sales commission will be deemed earned only if and when the Closing occurs under this Agreement. If this Agreement fails to close for any reason, including a breach by either Party, Seller shall have no obligation to pay to Broker the above referenced real estate sales commissions or any other compensation, costs, expenses, fees or other sums of any kind or nature. Without limitation on the generality of the foregoing, it is expressly agreed and understood that the Broker will not be entitled to any real estate sales commissions if the Parties agree to rescind or terminate this Agreement.
(c)Seller and Purchaser each represents and warrants to the other that, other than the real estate sales commissions payable to the Broker as specified hereinabove, there are no real estate sales commissions payable to any person or entity in connection with the transaction evidenced by this Agreement. Seller and Purchaser agree to hold harmless, defend, and indemnify each other from any and all claims, suits, liabilities, losses, costs, and expenses (including reasonable attorneys’ fees and court costs) resulting from any claims made by any broker, agent, finder, or salesman for any real estate sales commission or other compensation, reimbursement or payment of any kind or nature which is alleged to be owed based upon an agreement with the indemnifying party.
(d)The Broker is not a party to this Agreement. This Agreement may be amended or terminated without notice to or the consent of the Broker. The absence of Broker’s signatures shall not in any way affect the validity of this Agreement or any amendment to this Agreement.
(e)Purchaser understands and hereby acknowledges that neither the Broker nor any agents operating by, through or under the Broker has any authority to bind Seller to any warranties or representations regarding the Property, and further acknowledges that Purchaser has not relied upon any warranties or representations of the Broker or any agents operating by, through or under the Broker in Purchaser’s decision to purchase the Property.
(f)The obligations of the Parties contained in this Section 11.01 shall survive the Closing or any termination of this Agreement.

XII.
Miscellaneous Provisions
12.01Survival of Covenants: The obligations, representations, warranties, covenants and agreements of the Parties set out in this Agreement shall not be merged into the documents executed at the Closing, but rather shall survive the Closing. Notwithstanding any provision herein to the contrary, however, Purchaser must notify Seller in writing (“Purchaser Claim Notice”) specifying any claim hereunder on or before the date that is one (1) year after the Closing Date (the “Claim Period”) and then shall commence any legal proceeding for any claim that is included in a Purchaser Claim Notice (that is provided during the Claim Period) within two (2) years after the Closing Date (the “Survival Period”). Any suit or cause of action based upon obligations arising out of or under this Agreement will be deemed barred if not filed prior to the expiration of the Survival Period.
12.02Entire Agreement. This Agreement contains the entire agreement of the Parties hereto. There are no other agreements, oral or written, between the Parties regarding the Property and this Agreement can be amended only by written agreement signed by the Parties hereto, and by reference made a part hereof.
12.03Binding Effect. This Agreement, and the terms, covenants, and conditions herein contained, shall be covenants running with the land and shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the Parties hereto.
12.04Effective Date. The Effective Date of this Agreement and other similar references herein are deemed to refer to the date on which this Agreement has been executed by both Seller and Purchaser.
12.05Time. Time is of the essence in all things pertaining to the performance of this Agreement, including without limitation all dates, deadlines and periods of time referred to in this Agreement. All references in this Agreement to specific times shall mean and refer to local time in Austin, Texas.
12.06Business Days. For purposes of this Agreement, the term “business day” or “business days” shall mean and refer to all calendar days, other than Saturdays, Sundays and days on which the U.S. Federal Reserve Bank of Dallas or banks in the Commonwealth of Massachusetts are closed. If any deadline set forth in this Agreement falls on a day which is not a business day or if any period of time provided for in this Agreement ends on a day which is not a business day, then the applicable deadline or period shall be extended to the first succeeding day which is a business day.
12.07Assignment. This Agreement may not be assigned by the Purchaser without the written consent of Seller, which may be granted or withheld in Seller’s sole discretion; provided, however, that Purchaser may, without Seller’s consent, assign this Agreement to: (i) an affiliate, (ii) any entity owned or controlled by Purchaser, and/or (iii) any investment client of Purchaser or other real estate fund owned or controlled by Purchaser or, in each case, any entity formed on its behalf, so long as (a) Purchaser gives Seller three (3) business days’ advance written notice thereof; (b) the assignee shall assume in writing all of Purchaser’s obligations hereunder; and (c) such assignment shall not relieve Purchaser of its obligations hereunder.
12.08Severability. If any provision of this Agreement is illegal, invalid, or unenforceable under present or future laws, then, and in that event, it is the intention of the Parties hereto that the remainder of this Agreement shall not be affected thereby, and it is also the intention of the Parties to this

Agreement that in lieu of each provision of this Agreement that is illegal, invalid, or unenforceable, there be added as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible, and be legal, valid, and enforceable.
12.09Waiver. Any failure by a Party hereto to insist, or any election by a Party hereto not to insist, upon strict performance by the other Party of any of the terms, provisions, or conditions of this Agreement shall not be deemed to be a waiver thereof or of any other term, provision, or condition hereof, and such Party shall have the right at any time or times thereafter to insist upon strict performance of any and all of the terms, provisions, and conditions hereof.
12.10Applicable Law and Venue. The construction and validity of this Agreement shall be governed by the laws of the State of Texas. Venue shall be in a court of appropriate jurisdiction in Travis County, Texas.
12.11Article and Section Headings. The article and section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several provisions therein.
12.12Grammatical Construction. Wherever appropriate, the masculine gender may include the feminine or neuter, and the singular may include the plural, and vice versa.
12.13No Recordation. Seller and Purchaser hereby acknowledge that neither this Agreement nor any memorandum, affidavit or other instrument evidencing this Agreement or relating hereto (other than the closing documents contemplated hereunder) shall ever be recorded in the Real Property Records of Travis County, Texas, or in any other public records. Should Purchaser ever record or attempt to record any such instrument, then, notwithstanding any provision herein to the contrary, such recordation or attempted recordation shall constitute a default by Purchaser hereunder, and, in addition to the other remedies provided for herein: (i) Purchaser shall be personally liable to Seller for any damages incurred by Seller as a result of such recordation or attempted recordation, together with all attorney’s fees and other costs and expenses of any kind or nature incurred by Seller as a result of such recordation or attempted recordation; and (ii) Seller shall have the express right to terminate this Agreement by filing a notice of said termination in the Real Property Records of Travis County, Texas.
12.14Force Majeure. If either Party is delayed or prevented from performing any of its obligations under this Agreement (other than the obligation to pay any sum of money) by reason of strikes, lockouts, labor troubles, work stoppages, shortages of materials, transportation delays, failure of power, riots, insurrections, war, acts of God, floods, storms, weather (including delays due to rain or wet ground), fire or other casualty, or any other cause beyond such Party’s control, the period of such event, plus the period of delay caused by such event, shall be deemed to be added to the time period herein provided for the performance any such obligation by the applicable Party.
12.15Confidentiality. Seller and Purchaser agree that the terms of this Agreement shall be confidential and that neither Party will disclose the terms of this Agreement to any person or entity, except only as follows: (a) such disclosures as may be necessary to consummate the terms and provisions of this Agreement; (b) disclosures to the employees, agents, accountants, consultants or attorneys of the respective Parties; (c) disclosures to investors, lenders, purchasers or prospective investors, lenders or purchasers; and (d) disclosures as may be required by law, court order, governmental or regulatory reporting requirements, or other similar requirements.

12.16Joint and Several. Scripps and Lantana SRB are jointly and severally liable for the obligations of Purchaser hereunder and under the documents executed at Closing. This Section 12.16 survives Closing.
12.17Exculpation. Notwithstanding any provision in this Agreement to the contrary (other than the proviso below), it is agreed and understood that Purchaser shall look solely to the assets of Seller in the event of any breach or default by Seller under this Agreement, and not to the assets of: (a) any person or entity which is a member, manager or partner in Seller, if Seller is a limited liability company or a partnership, or which otherwise owns or holds any ownership interest in Seller, directly or indirectly (each such partner or other holder or owner of any interest in Seller being referred to herein as a "Subtier Owner"); (b) any person or entity which is a member, manager or partner in or otherwise owns or holds any ownership interest in any Subtier Owner, whether directly or indirectly; (c) any person or entity serving as an officer, director, employee or otherwise for or in Seller; or (d) any person or entity serving as an officer, director, employee or otherwise for or in any Subtier Owner. This Agreement is executed by one or more persons (the "Signatories", whether one or more) of Seller solely in their capacities as representatives of the Seller or a Subtier Owner of Seller and not in their own individual capacities. Purchaser hereby releases and relinquishes the Signatories from any and all personal liability for any matters or claims of any kind which arise under or in connection with or as a result of this Agreement. The foregoing release of liability shall be effective with respect to and shall apply to all claims against any members, managers and partners of Seller (if Seller is a limited liability company or a partnership) and any members, managers and partners of any Subtier Owner (if such Subtier Owner is a limited liability company or a partnership) regardless of whether such claims arise as a result of any liability which the Signatories may have as members, managers or partners of the Seller or any Subtier Owner, or otherwise. Seller acknowledges that Seller’s obligations with respect to any covenant, indemnity, representation or warranty under this Agreement which expressly survives the Closing shall be considered a liability for purposes of any member distribution limitation imposed under applicable Texas limited liability laws.
12.18Execution. To facilitate execution: (a) this instrument may be executed in any number of counterparts as may be convenient or necessary; (b) it shall not be necessary that the signatures of all Parties be contained in any one counterpart; (c) the signature pages taken from separate individually executed counterparts of this instrument may be combined to form multiple fully executed counterparts; and (d) a facsimile signature or a signature sent by electronic mail or an electronic signature via DocuSign or AdobeSign or similar electronic signing platform shall be deemed to be an original signature for all purposes. All executed counterparts of this instrument shall be deemed to be originals, but all such counterparts, when taken together, shall constitute one and the same agreement.
12.19Acceptance Deadline. The execution of this Agreement by Seller shall constitute an offer by Seller to sell the Property to Purchaser on the terms and conditions stated in this Agreement. In order for Purchaser to effectively accept Seller’s offer, Purchaser must, prior to 5:00 p.m., Austin, Texas time, on the date which is exactly two (2) business days following the date of Seller's execution of this Agreement (the “Acceptance Deadline”): (a) properly and fully execute this Agreement without any modifications or changes; (b) deliver a copy of such fully executed and unmodified version of this Agreement to Seller to Purchaser and Title Company by telecopy or electronic mail. Within two (2) business days following the Acceptance Deadline, Seller and Purchaser shall each deliver a copy of its fully executed and unmodified version of this Agreement to Title Company. If Purchaser does not comply with the foregoing requirements prior to the Acceptance Deadline, then (regardless of whether Purchaser later complies with the foregoing requirements) Seller shall have the right at any time after the

Acceptance Deadline to terminate Seller’s offer to sell the Property to Purchaser by delivering a written notice of such termination to Purchaser.
12.20Further Assurances. The Parties each agree to do, execute, acknowledge, and deliver all such further acts, instruments, and assurances and to take all such further action before or after the Closing as shall be reasonably necessary or desirable to fully carry out this Agreement and to fully consummate and effect the transactions contemplated hereby.
12.21No Third Party Benefits. This Agreement is for the sole and exclusive benefit of the Parties hereto and their respective successors and assigns, and no third party is intended to or shall have any rights hereunder.
12.22Exhibits. The following exhibits are incorporated herein by reference for all purposes:*
(a)Exhibit “A”    Units
(b)Exhibit “B”    Property Descriptions and Definitions
(c)Exhibit “B-1”    Rent Roll
(d)Exhibit “C”    Property Information
(e)Exhibit “C-1”    Property Agreements
(f)Exhibit “D”    [Reserved]
(g)Exhibit “E”    Special Warranty Deed
(h)Exhibit “F”    Bill of Sale and Assignment
(i)Exhibit “G”    Assignment and Assumption of Leases
(j)Exhibit “H”    Tenant Notice Form Letter
(k)Exhibit “I”    Disclosure Exhibit
(l)Exhibit “J”    Form of Tenant Estoppel
(m)Exhibit “K”    Form of Condominium Association Estoppel
(n)Exhibit “L”    Form of Master Association Estoppel
* Certain exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. The registrant undertakes to furnish supplementally a copy of the exhibits to the U.S. Securities and Exchange Commission upon request.

    12.20.    WAIVER OF CONSUMER RIGHTS. SELLER AND PURCHASER EACH HEREBY WAIVES ALL ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET. SEQ. OF THE TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF TENANT’S OWN SELECTION, SELLER AND PURCHASER VOLUNTARILY CONSENT TO THIS WAIVER.

EXECUTED by Seller and Purchaser on the counterpart signature pages attached to this Agreement.

COUNTERPART SIGNATURE PAGE FOR ATTACHMENT TO AGREEMENT OF SALE AND PURCHASE BY AND BETWEEN LANTANA PLACE, L.L.C. AS “SELLER” AND SCRIPPS CMH LLC and LANTANA SRB LLC, COLLECTIVELY, AS “PURCHASER”

    Executed by the undersigned on the date or dates set out hereinbelow.

SELLER:    LANTANA PLACE, L.L.C\.,
    a Texas limited liability company

By: /s/ Spencer Bailey Edwards
     Spencer Bailey Edwards, Vice President - Finance

    Date: 9/3/2025

COUNTERPART SIGNATURE PAGE FOR ATTACHMENT TO AGREEMENT OF SALE AND PURCHASE BY AND BETWEEN LANTANA PLACE, L.L.C. AS “SELLER” AND SCRIPPS CMH LLC and LANTANA SRB LLC, COLLECTIVELY, AS “PURCHASER”

    Executed by the undersigned on the date or dates set out hereinbelow.

PURCHASER:

SCRIPPS CMH LLC, a Delaware limited liability company, as to an undivided 75.412% interest

    By: /s/ Christopher C. Schirm
     Christopher C. Schirm
    Its: President

Date: 9/3/2025

    LANTANA SRB LLC, a Wyoming limited liability company, as to an undivided 24.588% interest

    By: Emerald Interests Corporation, an Arizona corporation
    Its: Manager

        By: /s/ Ryan Denk
         Ryan Denk
        Its: President

Date: 9/3/2025

TITLE COMPANY RECEIPT
Heritage Title Company of Austin, Inc. acknowledges receipt of this Agreement, executed and, if needed, initialed, by both Seller and Purchaser this 3 day of September , 2025.

    HERITAGE TITLE COMPANY OF AUSTIN, INC.

    By: /s/ Annie Cain
    Printed Name: for, Amy Fisher
    Title: Senior Vice President

TITLE COMPANY’S RECEIPT OF EARNEST MONEY

    On this 8th day of September , 2025, Heritage Title Company of Austin, Inc., as the Title Company named in the foregoing Agreement of Sale hereby acknowledges receipt of Two Hundred Fifty Thousand Dollars ($250,000.00) as the Earnest Money under the Agreement.

                        HERITAGE TITLE COMPANY OF AUSTIN, INC.

    By: /s/ Annie Cain
    Printed Name: for, Amy Fisher
    Title: Senior Vice President